Exhibit 10.4

EXECUTION VERSION

EQUITY PURCHASE AGREEMENT

BY AND AMONG

VERANO ARIZONA, LLC,

SALUBRIOUS WELLNESS CLINIC, INC.,

CC VA HOLDCO LLC,

THOMAS ALLISON,

COLUMBIA CARE - ARIZONA, TEMPE, L.L.C.,

AND

THE CANNABIST COMPANY HOLDINGS INC.

Dated as of July 29, 2024

1

2

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement (this “Agreement”) is entered into as of July 29, 2024, by and among (i) Verano Arizona, LLC, an Arizona limited liability company (“Buyer”), (ii) Salubrious Wellness Clinic, Inc., an Arizona corporation (the “Company”), (iii) Columbia Care - Arizona, Tempe, L.L.C., an Arizona limited liability company (“CC AT”), (iv) Thomas Allison (together with CC AT, the “Members” and each, a “Member”), (v) The Cannabist Company Holdings Inc., a British Columbia corporation (“Cannabist”) and (vi) solely for purposes of Sections 2.4(d) and 6.2(e), CC VA Holdco LLC, a Delaware limited liability company (“CC VA”). Buyer, the Company, the Members, CC VA and Cannabist are collectively referred to herein as the “Parties”, and individually as a “Party”.

RECITALS

WHEREAS, the Company is engaged in the business of cultivating, producing, manufacturing, distributing and selling cannabis in the State of Arizona;

WHEREAS, the Members own beneficially and of record all of the issued and outstanding equity interests of the Company as of the date hereof (the “Equity”);

WHEREAS, Buyer desires to purchase from the Members, and the Members desire to sell to Buyer, all of the Equity;

WHEREAS, substantially simultaneously with the date hereof, Buyer and Cannabist (along with the others party thereto) have entered into (a) an equity purchase agreement, pursuant to which Buyer will acquire 100% of the issued and outstanding equity interests of Columbia Care Eastern Virginia LLC (the “Virginia Purchase Agreement”) and (b) an equity purchase agreement, pursuant to which Buyer will acquire 100% of the issued and outstanding equity interests of 203 Organix L.L.C. (the “203 Arizona Purchase Agreement”); and

WHEREAS, Cannabist will derive substantial economic and other direct and indirect benefits from the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. Capitalized terms used but not otherwise defined herein have the meanings set forth below.

“Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than Buyer or its Affiliates, relating to any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the assets of the Company, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of a material portion of the equity interests of the Company or (c) merger, consolidation, reorganization, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the transactions contemplated hereby.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means a group of Persons that elects, is required to, or otherwise files a Tax Return or pays a Tax as an affiliated group, consolidated group, combined group, unitary group, or other group recognized by applicable Tax Law.

“Applicable Accounting Guidelines” means the methodologies and guidelines set forth on Schedule 1.1(a) attached hereto.

“Arizona Cannabis Laws” means the marijuana establishment Laws of any jurisdictions within the State of Arizona to which the Company is, or may at any time become, subject, and the rules and regulations adopted by the Arizona Department of Health Services or any other state or local Governmental Entity with authority to regulate any marijuana operation (or proposed marijuana operation).

“Business Day” means any day other than a Saturday or Sunday or a day on which banks in Chicago, Illinois, Toronto, Ontario or Vancouver, British Columbia are required or authorized by Law to close or Cboe is not open for trading.

“Buyer Group” means Buyer and its subsidiaries and Affiliates (including, following the Closing, the Company).

“Buyer Indemnified Parties” means the Buyer Group, their respective Affiliates and the direct and indirect equityholders, managers, members, partners, officers, directors, employees, agents, representatives, successors, beneficiaries and assigns thereof.

“Buyer Tax Losses” means (a) all Indemnified Taxes, (b) all costs and expenses of preparing Tax Returns for a Pre-Closing Tax Period and (c) all costs and expenses of contesting any audit or other legal Proceeding related to Taxes that could result in the imposition of an Indemnified Tax.

“Canadian Securities Authorities” means, collectively, the British Columbia Securities Commission, the Ontario Securities Commission, the Alberta Securities Commission and the other applicable securities regulatory authorities in the provinces and territories of Canada.

“Cash” means cash of the Company (other than Restricted Cash) determined in accordance with GAAP as of 12:01 a.m. Central Time on the Closing Date; provided, however, that the calculation of “Cash” shall be reduced by (a) the use or transfer of any cash outside the Ordinary Course of Business or any cash used to pay any dividends or distributions to the Members, repurchase any Equity, pay any Transaction Expenses or Transaction Payments or pay off any Indebtedness, in each case, between 12:01 a.m. Central Time on the Closing Date and the Closing and (b) the amount of the Restricted Cash.

“Cboe” means Cboe Canada or, if the Class A subordinate voting shares in the capital of Verano Holdings Corp., a British Columbia corporation, are no longer listed on Cboe Canada, then Cboe shall mean the established stock exchange on which such shares are then listed.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral contract, lease, license, commitment, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument, plan or other comparable document.

“Current Assets” means the aggregate amount of the current assets of the Company to the extent such assets arise in the Ordinary Course of Business. Notwithstanding anything contained herein to the contrary, Current Assets shall exclude all Cash and Tax assets of the Company. Current Assets shall be determined in accordance with the Applicable Accounting Guidelines.

“Current Liabilities” means the aggregate amount of the current liabilities of the Company. Notwithstanding anything contained herein to the contrary, Current Liabilities shall exclude (a) all Tax liabilities and (b) all Indebtedness, Transaction Expenses and Transaction Payments to the extent included in the calculation of the Final Purchase Price. Current Liabilities shall be determined in accordance with the Applicable Accounting Guidelines.

“Data Room” means the Company’s due diligence data site hosted on Box.

“Environmental Laws” means, whenever in effect, all Laws and similar provisions having the force or effect of Law, all Permits and all contractual obligations concerning public health and safety, worker health and safety, or pollution or protection of the environment or natural resources, including with respect to emissions, discharges, releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, marketing, labeling, registration, notification, packaging, import, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, together with the Company, is or was (at any relevant time) treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934.

“Federal Cannabis Laws” means any U.S. federal Laws, civil, criminal or otherwise, as such relate, either directly or indirectly, to the cultivation, harvesting, production, distribution, sale and possession of cannabis, marijuana or related substances or products containing or relating to the same, including, without limitation, the prohibition on drug trafficking under 21 U.S.C. § 841(a), et seq., the conspiracy statute under 18 U.S.C. § 846, the bar against aiding and abetting the conduct of an offense under 18 U.S.C. § 2, the bar against misprision of a felony (concealing another’s felonious conduct) under 18 U.S.C. § 4, the bar against being an accessory after the fact to criminal conduct under 18 U.S.C. § 3, and federal money laundering statutes under 18 U.S.C. §§ 1956, 1957, and 1960 and the regulations and rules promulgated under any of the foregoing.

“Flow-Thru Entity” means any entity, plan or arrangement that is treated for income Tax purposes as a partnership.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authorization), Section 3.2 (Non-contravention), Section 3.3 (Capitalization), Section 3.7 (Assets), Section 3.8 (Tax Matters), Section 3.12 (Brokerage), Section 3.14 (Employee Benefit Plans), Section 3.16 (Compliance with Laws; Permits), Section 3.18 (Affiliated Transactions) and Section 3.22 (Organization; Authorization).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“GDPR” means EU General Data Protection Regulation (GDPR): Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016, together with any guidance or implementing regulations promulgated by qualified data protection authorities or individual EU member states.

“Governmental Entity” means any federal, state, county, municipal, local or foreign government authority, or any entity exercising executive, legislative, judicial, regulatory, Tax or administrative functions of or pertaining to government of the United States, or any other country, including any political subdivision or regulatory authority thereof, and any department, court arbitrator, agency or official of any of the foregoing.

“Hazardous Materials” means any substance, waste, or material which is regulated by or may give rise to standards of conduct or liability pursuant to Environmental Laws, including petroleum and any byproduct or derivative thereof, asbestos, polychlorinated biphenyls, urea formaldehyde, per- and polyfluoroalkyl substances, and any substance that is defined or regulated as hazardous or toxic or is corrosive, flammable, explosive, infectious, radioactive, or carcinogenic.

“Indebtedness” means, without duplication, the aggregate dollar amount of: (a) all indebtedness of the Company for borrowed money, including all fees and interest accrued thereon; (b) all liabilities of the Company evidenced by a note, bond, debenture or other debt security, including all interest accrued thereon; (c) all lease obligations of the Company that under GAAP are required to be capitalized (provided, that obligations arising under the Master Lease Agreement following the Closing shall not be counted as “Indebtedness”); (d) all guarantees, pledges or similar assurances by the Company to pay another Person’s indebtedness or to perform another Person’s obligation in the case of default; (e) all liabilities under letters of credit, bankers’ acceptances or similar instruments; (f) all liabilities of the Company secured by a Lien on any assets of the Company; (g) all liabilities (contingent or otherwise) of the Company in respect of the deferred purchase price or “earn-out” payment for any asset, business, property or services; (h) all liabilities owed by the Company to any Member or any Affiliate, equityholder or beneficiary of any Member or to any former equityholder or any Affiliate of such former equityholder; (i) all liabilities owed by the Company to current and former employees and their dependents under any pension or deferred compensation plan or Contract; (j) all severance and retention obligations of the Company (including the employer portion of any employment or payroll Taxes related thereto); (k) solely to the extent not included in the calculation of Final Working Capital, all obligations of the Company in respect of accrued and unused vacation and unpaid annual, quarterly and/or period bonuses, incentives and commissions (whether or not accrued) payable to any current or former employee, director or independent contractor of the Company related to pre-Closing time periods, including the year in which the Closing occurs (including the employer portion of any employment or payroll Taxes related thereto); (l) all unpaid Taxes of the Company for any Pre-Closing Tax Period or portion of a Straddle Period ending on the Closing Date (calculated on a jurisdiction by jurisdiction basis, with zero dollars ($0) being the lowest amount for a jurisdiction); (m) any prepayment, breakage, make-whole or similar penalties or charges payable in connection with the discharge of any Indebtedness at Closing; (n) any hedging arrangements, currency swap agreements or similar financial agreements; (o) all bank overdrafts; (p) all customer credits, credits against accounts receivable or any similar credits; (q) all deferred revenue, customer deposits and similar credit balances; (r) all obligations to repay deposits or such other amounts advanced by a third party; (s) any amounts owed pursuant to any settlement agreement; and (t) obligations with respect to deferred capital expenditures.

“Indemnified Taxes” means, without duplication, any of the following Taxes (in each case, whether imposed, assessed, due or otherwise payable directly, as a successor or transferee, jointly and/or severally, pursuant to a Tax allocation, sharing, indemnity or similar agreement entered (or assumed) by the Company on or prior to the Closing Date, in connection with the filing of a Tax Return, as a result of an assessment or adjustment by any Governmental Entity, by means of withholding, or for any other reason and whether disputed or not): (a) all Taxes of any Member, (b) all Taxes of the Company (other than Transfer Taxes) for any Pre-Closing Tax Period, or portion of any Straddle Period ending on the Closing Date, (c) all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (d) all Taxes resulting from (i) a breach of a representation or warranty in Section 3.8 (Tax Matters) or a representation or warranty with respect to Taxes in Section 3.14 (Employee Benefit Plans) (in each case construed as if they were not qualified by “knowledge,” “material,” “material adverse effect” or similar language), or a breach of a covenant or other agreement of any Member contained in this Agreement, (e) all Transfer Taxes, (f) all Taxes imposed as a result of any loss, reduction, disallowance, or unavailability (in whole or in part) of any refund (whether as cash or a credit or offset against Taxes otherwise payable) that (i) was received by the Company on or before the Closing Date, or (ii) was included in the computation of Working Capital, as finally determined, and (g) all Taxes imposed on the Company under Treasury Regulation 1.1502-6 (or any comparable provision of foreign, state, or local law) as a result of the Company’s (or any predecessor’s) inclusion as a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including an affiliated group under Section 1504 of the Code. Indemnified Taxes shall exclude Taxes to the extent included in (A) the computation of Working Capital, as finally determined, (B) the computation of Indebtedness, as finally determined, (C) the Transaction Expenses paid or deposited as of the Closing Date under Section 2.5(c)(i)(B), or (D) the Transactions Payments paid or deposited as of the Closing Date under Section 2.5(c)(i)(C).

“Insider” means an officer, director, manager, equityholder, employee or Affiliate of the Company or any natural person related by marriage or adoption to any such natural person or any entity in which any such Person owns any beneficial interest.

“Intellectual Property” means all worldwide: (a) patents, industrial designs, and utility models, and applications for any of the foregoing, and patentable subject matter, whether or not the subject of any application, and all reissues, reexaminations, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) trademarks, service marks, certification marks, trade names, trade dress, logos, slogans, tag lines, and other source or business identifiers or designators of origin (all whether registered or not), all applications and registrations for any of the foregoing, all renewals and extensions thereof, and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”); (c) uniform resource locators, Internet domain names and numbers, social media accounts, websites and any registrations and applications for any of the foregoing; (d) works of authorship, copyrights, mask work rights, database rights, and design rights, all whether registered or unregistered, applications and registrations for any of the foregoing, renewals and extensions thereof, all moral rights associated with any of the foregoing, and all economic rights of authors and inventors, however denominated, associated with any of the foregoing; (e) computer software and databases, including source code and object code, development tools, comments, user interfaces, menus, buttons and icons, and all files, data, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms and other items and documentation related thereto or associated therewith, and any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof (collectively, “Software”); (f) trade secrets and other proprietary and confidential information, including inventions (whether or not patentable), invention disclosures, ideas, developments, improvements, know-how, designs, drawings, algorithms, source code, methods, processes, techniques, formulae, research and development, compilations, compositions, manufacturing and production processes, devices, technical data, specifications, reports, analyses, data analytics, customer lists, supplier lists, pricing and cost information and business and marketing plans and proposals; and (g) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, used or held for use in the operation of the business of the Company.

“Law” means any law, statute, regulation, ordinance, rule, common law, Order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, including state, federal and foreign criminal and civil laws and/or related regulations and the Arizona Cannabis Laws.

“Leased Real Property” means all leasehold, subleasehold, licensed estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company.

“Leasehold Improvements” means all buildings, structures, improvements and fixtures, building systems and equipment, and all components thereof, located on any Leased Real Property which are owned or leased by Company, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, lien (statutory or otherwise), security interest, encumbrance, charge, easement, right-of-way, encroachment, covenant, condition, restriction, or any other title defect, option, right of first refusal, right of first offer or restriction on transfer, use, voting, receipt of income or distribution or any other attribute of ownership; provided, however, that the Liens on the Equity held by CC AT and the Liens on the Company’s assets created pursuant to Section 5.7 shall be excluded as Liens hereunder.

“Loss” means any loss, liability, damage, contingency, judgment, fine, penalty, deficiency, Tax, claim, demand (whether or not arising out of a Third Party Claim), including any loss of benefit and the reasonable fees, costs and expenses of attorneys, accountants, consultants, investigators, experts and other professionals and any other amounts paid in respect of the investigation, defense, assertion or settlement of any claim or the enforcement of any rights under this Agreement, including the fees, costs and expenses incurred in respect of any audit, examination or controversy; provided, however, that Loss shall exclude punitive damages, except to the extent that any such damages or losses are required to be paid to a third party pursuant to a Third Party Claim.

“Malicious Code” means any (a) back door, time bomb, drop dead device, or other Software routine designed to disable a computer program automatically with the passage of time or under the positive control of a Person other than the user of the program; (b) virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware, or data; or (c) similar program.

“Material Adverse Effect” means any event, circumstance, state of facts, change or development that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect, change or development upon the business, operations, assets, liabilities, condition (financial or otherwise), prospects, employees or business relations of the Company. For the avoidance of doubt, a loss of, or any material adverse change or development with respect to the use of, a Marijuana Permit held by the Company shall be deemed a Material Adverse Effect.

“Order” means any judgment, decision, decree, order, settlement, injunction, writ, stipulation, determination, charge, ruling or award (whether judicial, administrative, arbitral or regulatory) of any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business, consistent with past practice, including with regard to nature, frequency and magnitude; provided, that no default or breach of a Contract or the commencement of any Proceeding shall be deemed Ordinary Course of Business.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company.

“Permits” means all licenses, permits, certificates, exemptions, consents, waivers, concessions, variances, authorizations, approvals, registrations and similar privileges or rights to operate or conduct any business granted by any Governmental Entity, including the Marijuana Permits.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity, arbitrator or Governmental Entity.

“Personal Information” means information that, alone or in combination with other information, is capable of identifying an individual or household or can be used to contact an individual, or serve advertisements to an individual, including name; Social Security number; government-issued identification numbers; health or medical information, including health insurance information; financial account information; passport numbers; user names/email addresses in combination with a password or security code that would allow access to an online account; unique biometric identifiers (e.g., fingerprints, retinal scans, face scans, or DNA profile); employee ID numbers; date of birth; digital signature; and Internet Protocol (IP) addresses; or any other data that constitutes personal information or personal data under applicable Law.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period of the Company that ends on or before the Closing Date.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws regulating the Processing of Protected Data, including Section 5 of the Federal Trade Commission Act, GDPR, all state Laws related to unfair or deceptive trade practices, the California Consumer Privacy Act and any implementing regulations therein, the Fair Credit Reporting Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act of 2003, all Laws related to online privacy policies, the Telephone Consumer Protection Act, the Illinois Biometric Information Privacy Act, all Laws related to faxes, telemarketing, and text messaging, and all Laws related to breach notification; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS and/or the Processing Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Pro Rata Share” means, with respect to each Member, the percentage set forth in the Funds Flow, which Pro Rata Shares for all Members in the aggregate equals 100%.

“Proceeding” means any complaint, demand, action, claim, counterclaim, suit, charge, grievance, mediation, inquiry, arbitration, audit, hearing, investigation, litigation or other proceeding of any nature (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Process” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Promissory Note” has the meaning set forth in the Virginia Purchase Agreement.

“Protected Data” means (a) Personal Information and (b) any other data the Company is required by Law, Contract or privacy policy to safeguard and/or keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Real Estate Leases” shall mean the leases set forth on Schedule 3.9(a)(vii).

“Restricted Cash” means cash deposits, cash collateralizing any obligation or liability, cash in reserve or escrow accounts, custodial cash and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Laws” means the securities legislation, securities regulation and securities rules, and the policies, notices, instruments and blanket orders having the force of Law (including those of the SEC, the Canadian Securities Authorities and Cboe), in force from time to time in the United States, including any states of the United States and the provinces or territories of Canada.

“Security Breach” means any (a) security breach or breach of Personal Information under applicable Privacy and Security Requirements; (b) unauthorized access, acquisition, use, disclosure, modification, deletion, or destruction of information (including Protected Data); or (c) unauthorized interference with system operations of IT Assets, including any phishing incident or ransomware attack.

“Software” has the meaning set forth in the definition of “Intellectual Property”.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Target Working Capital” means an amount equal to $2,540,736.

“Tax” (and, with correlative meaning, “Taxes,” “Taxable” and “Taxing”) means (a) any and all federal, state, local or foreign net or gross income, net or gross receipts, net or gross proceeds, capital gains, capital stock, sales, use, user, leasing, lease, transfer, natural resources, premium, ad valorem, value added, franchise, profits, gaming, license, capital, withholding, payroll or other employment, estimated, goods and services, severance, excise, stamp, fuel, interest equalization, registration, recording, occupation, premium, turnover, personal property (tangible and intangible), real property, unclaimed or abandoned property, alternative or add-on, windfall or excess profits, environmental, social security, disability, unemployment, customs duties, estimated or other tax of any kind, or any charge of any kind in the nature of (or similar to) taxes whatsoever, including any interest, any penalties, additions to tax or additional amounts assessed, imposed, or otherwise due or payable under applicable Laws with respect to taxes, in each case, whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement, or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendments, submitted to (or required under applicable Laws to be submitted to) a Governmental Entity.

“Tax Sharing Agreement” means any agreement including any provision pursuant to which the Company is obligated to indemnify any Person for, or otherwise pay, any Tax of another Person, or share any Tax benefit with another Person.

“Trademarks” has the meaning set forth in the definition of “Intellectual Property”.

“Transaction Expenses” means the fees, costs and expenses (including the fees, costs and expenses of legal counsel, investment bankers, brokers and other advisors) incurred or otherwise payable by or on behalf of the Members or the Company in connection with or related to the sales process, the preparation, negotiation, documentation and execution of this Agreement and the other agreements contemplated hereby, the performance of each such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, in each case whenever due and payable.

“Transaction Payments” means the aggregate amount of any change in control, success, transaction, retention, severance or other similar bonuses or amounts payable by, or liabilities of, the Company arising from or that otherwise may be triggered by the transactions contemplated by this Agreement (including the employer portion of any employment or payroll Taxes related thereto).

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation Section shall be interpreted to include any final or temporary revision of or successor to that Section regardless of how numbered or classified.

“Working Capital” means an amount equal to Current Assets less Current Liabilities, in each case measured as of 12:01 a.m. Central Time on the Closing Date; provided, however, Working Capital shall not include any Current Assets or Current Liabilities that relate to or arise from any intercompany or other related party transactions or any transactions with any Affiliate of a Member, including intercompany receivables and payables. Working Capital shall be determined in accordance with the Applicable Accounting Guidelines and may be a negative amount.

Section 1.2 Other Defined Terms. The following terms are defined in the sections indicated.

203 Arizona Purchase Agreement	preamble
Agreement	preamble
Arizona Transaction Approval	7.2(f)
Assessments	3.16(c)
Basket Amount	6.2(b)
Business Relation	6.7(a)(ii)
Buyer	preamble
Buyer Prepared Returns	6.3(a)(iii)
Cannabist	preamble
Cap	6.2(b)
CC VA	preamble
Claim Notice	6.4(d)
Closing	2.5(a)
Closing Date	2.5(a)
Closing Item	2.4(a)
Closing Statement	2.4(a)
COBRA	3.14(b)
Collateral	5.7(a)(ii)
Company	Recitals
Company Collateral	5.7(a)(i)
Company Employee Benefit Plan	3.14(a)
Company Governing Documents	2.5(b)(iv)
Confidential Information	5.8(a)(ii)
CSA	9.13
Deposit	2.5(c)(i)(a)
Employment and Services Agreement	3.14(f)
Environmental Claims	3.17(b)
Equity	Recitals
Estimated Cash	2.3
Estimated Closing Statement	2.3
Estimated Indebtedness	2.3
Estimated Transaction Expenses	2.3
Estimated Transaction Payments	2.3
Estimated Working Capital	2.3
Excess Amount	2.4(c)
Excluded Federal Claims	9.13
Final Cash	2.4(a)
Final Indebtedness	2.4(a)

Final Transaction Expenses	2.4(a)
Final Transaction Payments	2.4(a)
Final Working Capital	2.4(a)
Financial Statements	3.4(a)
Funds Flow	2.5
IRS	3.14(a)
Latest Balance Sheet	3.4(a)
Latest Balance Sheet Date	3.4(a)
Lien Releases	2.5(b)(iii)
Majority Holders	9.12(d)
Marijuana Permits	3.16(b)
Material Contract	3.9(b)
Member Prepared Returns	6.3(a)(ii)
Members	preamble
Notes	2.5(b)(ii)
Objection Notice	6.2(d)
Party	preamble
Pledged Collateral	5.7(a)(ii)
Purchase Price	2.2
Restricted Period	6.7(b)
Schedules	9.11
Service Contracts	3.6(j)
Shortfall Amount	2.4(d)
Survival Period	6.1
SWC Arizona Purchase Agreement	preamble
Tax Contest	6.3(d)
Third Party Claim	6.4(a)
Transfer Taxes	6.3(f)
UCC	5.7(a)(iii)
Utility Systems	3.6(h)
Valuation Firm	2.4(b)
Virginia Purchase Agreement	preamble
WARN Act	3.13(e)

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, the Members shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase from the Members, all of the Equity, free and clear of all Liens, which Equity shall comprise all of the issued and outstanding equity interests of the Company such that immediately after the consummation of such purchase and sale the Company shall be a wholly-owned subsidiary of Buyer.

Section 2.2 Purchase Price. The aggregate consideration (to be delivered in the manner described in Section 2.5(c) and subject to adjustment pursuant to Section 2.4) for the Equity to be purchased by Buyer hereunder shall be an aggregate amount equal to (a) $5,100,000, (b) plus Final Cash, (c) (i) plus, subject to Section 2.4(a)(ii), the amount, if any, that Final Working Capital is greater than Target Working Capital or (ii) minus the amount, if any, that Final Working Capital is less than Target Working Capital, (d) minus Final Indebtedness, (e) minus Final Transaction Expenses, and (f) minus Final Transaction Payments (collectively, the “Purchase Price”).

Section 2.3 Estimated Closing Statement. Prior to the date hereof, Cannabist shall prepare and deliver to Buyer a statement (“Estimated Closing Statement”) setting forth its reasonable estimate of: (a) Cash (“Estimated Cash”), (b) Working Capital (“Estimated Working Capital”) (provided, that in no event will the Estimated Working Capital be deemed to be greater than $500,000 more than the Target Working Capital; provided, further, that in the event the Estimated Working Capital would be more than $500,000 more than the Target Working Capital but for the proviso contained herein, the Estimated Working Capital shall be deemed to equal $500,000 more than the Target Working Capital), (c) the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing (“Estimated Indebtedness”), (d) the aggregate amount of Transaction Expenses (“Estimated Transaction Expenses”), (e) the aggregate amount of Transaction Payments (“Estimated Transaction Payments”) and (f) the resulting Purchase Price (the “Estimated Purchase Price”). Cannabist and its representatives shall review and consult with Buyer regarding the Estimated Closing Statement, and Cannabist shall consider all comments reasonably made by Buyer and its representatives with respect to the Estimated Closing Statement.

Section 2.4 Post-Closing Adjustment.

(a) Within 120 calendar days after the Closing Date, Buyer will deliver to Cannabist a statement (the “Closing Statement”) setting forth Buyer’s calculation of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.4, “Final Cash”), (ii) Working Capital (as finally determined pursuant to this Section 2.4, “Final Working Capital”) (provided, that in no event will the Final Working Capital be deemed to be greater than $500,000 more than the Target Working Capital; provided, further, that in the event the Final Working Capital would be more than $500,000 more than the Target Working Capital but for the proviso contained herein, the Final Working Capital shall be deemed to equal $500,000 more than the Target Working Capital); (iii) the aggregate amount of Indebtedness of the Company as of immediately prior to the Closing (as finally determined pursuant to this Section 2.4, “Final

Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.4, “Final Transaction Expenses”), (v) the aggregate amount of Transaction Payments (as finally determined pursuant to this Section 2.4, “Final Transaction Payments”) and (vi) the resulting Purchase Price (as finally determined pursuant to this Section 2.4, the “Final Purchase Price”).

(b) Cannabist shall have 30 calendar days to dispute in writing any Closing Item, after which time any undisputed Closing Items shall be final, conclusive and binding on the Parties. If Cannabist timely disputes any Closing Item, Buyer and Cannabist shall, for a period of 20 calendar days thereafter, use commercially reasonable and good faith efforts to attempt to resolve their differences in respect thereof; provided, that at any time after such 20 day period, either Buyer or Cannabist may elect to have Marcum LLP (the “Valuation Firm”) resolve any Closing Items that remain in dispute, in which event Buyer and Cannabist will instruct the Valuation Firm to deliver within 45 calendar days after appointment (or such other time period mutually agreed upon by Buyer and Cannabist) a written statement setting forth its determination, which statement shall be final, conclusive and binding on the Parties, absent manifest error, and shall be enforceable as an arbitration award in any court of competent jurisdiction under the Federal Arbitration Act or its state law equivalents. All fees and expenses relating to the work, if any, to be performed by the Valuation Firm will be borne by Buyer and the Members, respectively, in the proportion that the aggregate dollar amount of the disputed Closing Items submitted to the Valuation Firm by Buyer or Cannabist that are unsuccessfully disputed by it (as finally determined by the Valuation Firm) bears to the aggregate dollar amount of disputed Closing Items submitted by Buyer and Cannabist. Except as provided in the preceding sentence, all other costs and expenses incurred by Buyer and Cannabist in connection with resolving any dispute hereunder before the Valuation Firm will be borne by the Party incurring such cost and expense. The Valuation Firm shall determine only those Closing Items submitted to the Valuation Firm and its determination will be based upon and consistent with the terms and conditions of this Agreement. The determination by the Valuation Firm will be based solely on presentations with respect to such disputed Closing Items by Buyer and Cannabist to the Valuation Firm and not on the Valuation Firm’s independent review. Buyer and Cannabist shall use their commercially reasonable efforts to make their respective presentations as promptly as practicable following submission to the Valuation Firm of the disputed Closing Items (but in no event later than 15 days after engagement of the Valuation Firm), and each of Buyer and Cannabist will be entitled, as part of its presentation, to respond to the presentation of the other and any questions and requests of the Valuation Firm. In deciding any matter, the Valuation Firm (i) will be bound by the provisions of this Section 2.4 and (ii) absent manifest error, may not assign a value to any disputed Closing Item greater than the greatest value for such Closing Item claimed by either Buyer or Cannabist or less than the smallest value for such Closing Item claimed by Buyer or Cannabist. Notwithstanding anything to the contrary contained herein, at any time Buyer and Cannabist may agree to settle any Closing Item dispute, including any dispute submitted to the Valuation Firm, which agreement shall be in writing and final, conclusive and binding upon all of the Parties with respect to the subject matter of any such dispute so resolved; provided, that Buyer and Cannabist shall provide a copy of such agreement to the Valuation Firm and shall instruct the Valuation Firm not to resolve such dispute, it being agreed that if the Valuation Firm nonetheless resolves such dispute for any reason, the agreement of Buyer and Cannabist shall control.

(c) If the Final Purchase Price exceeds the Estimated Purchase Price (such excess amount, if any, the “Excess Amount”), then within ten days following the determination of the Final Purchase Price, the Buyer shall pay to each Member such Member’s Pro Rata Share of such Excess Amount by wire transfer of immediately available funds to the account designated in writing by the applicable Member.

(d) If the Final Purchase Price is less than the Estimated Purchase Price (such shortfall amount, if any, the “Shortfall Amount”), then within ten days following the determination of the Final Purchase Price, Cannabist and the Members shall, jointly and severally, pay to the Buyer such Shortfall Amount by wire transfer of immediately available funds to the account designated in writing by the Buyer. Buyer may deduct any unpaid Shortfall Amount from the amount due to CC VA under the Promissory Note in the order of interest due and owing and then in the order of maturities.

(e) Any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.

Section 2.5 Closing Transactions.

(a) Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place no later than three Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date as the Company and Buyer may mutually agree upon in writing. The day on which the Closing takes place shall be referred to as the “Closing Date”.

(b) Company Closing Deliveries. At or prior to the Closing, the Company, Members or Cannabist, as applicable, shall deliver to Buyer, each in form and substance satisfactory to Buyer:

(i) stock certificates evidencing the Equity, if certificated, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;

(ii) evidence that all required consents, waivers and deliverables necessary, as determined by Buyer, under Cannabist’s (A) 6.0% secured convertible notes due 2025, (B) 9.50% senior-secured first-lien notes due 2026, and (C) 9.0% senior-secured first-lien notes due 2027 (collectively, the “Notes”), have been delivered or received, as applicable;

(iii) duly-executed customary Lien and guarantor release documentation from the holders of the Notes evidencing release and termination of all Liens on the Equity or any assets of the Company and release of any guarantees by the Company in respect thereof (“Lien Releases”);

(iv) (A) certified copies of the articles of incorporation (certified from the Secretary of State of the State of Arizona) and the bylaws of the Company (collectively, the “Company Governing Documents”) and (B) a certified copy of the written resolutions duly adopted by the Members and the board of directors of the Company approving this Agreement, the transactions contemplated hereby and the performance of the Company in respect thereof;

(v) a certificate of good standing (or the equivalent thereof) for the Company issued by the Secretary of State of the State of Arizona;

(vi) resignations of all directors and officers of the Company and evidence of the termination of all Contracts with Insiders set forth on Schedule 3.19;

(vii) evidence that the consents, notices and authorizations set forth on Schedule 3.2 have been obtained;

(viii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;

(ix) properly completed and executed IRS Form W-9 from each Member;

(x) evidence that the Arizona Transaction Approval has been obtained;

(xi) three USB copies of the Data Room;

(xii) a landlord estoppel certificate in the form attached hereto as Exhibit A from the applicable landlord with respect to each Leased Real Property;

(xiii) evidence of the termination of the Contracts set forth on Schedule 2.5(b)(xiii);

(xiv) the updated Funds Flow pursuant to Section 2.5(c);

(xv) if required by Cboe in their sole discretion, an opinion of counsel to the Company, in form and substance reasonably satisfactory to Cboe, with respect to the Company and their compliance with applicable Law;

(xvi) a list of all logins, passwords and authorized Persons for all tax accounts, bank accounts, social media, customer loyalty programs, portals and similar accounts and software used by the Company;

(xvii) duly executed payoff and release letters from the applicable payees of Transaction Expenses as set forth on the Estimated Closing Statement;

(xviii) a transition services agreement in the form attached hereto as Exhibit B, which shall include a royalty-free license to produce cannabis products using the “Hedy”, “Triple 7”, and “Seed & Strain” brands, duly executed by Cannabist;

(xix) evidence that (A) the Company has been released as a co-lessee from its obligations under the Master Lease Agreement No. 201217401, dated as of November 9, 2020, by and between Xtraction Services, Inc. and Columbia Care LLC (as amended, and together with all schedules and exhibits, the “Master Lease Agreement”), and (B) the lease obligations related to the equipment used or held by the Company under the Master Lease Agreement along with the purchase option in connection therewith has been assigned to the Company; and

(xx) such other documents or instruments as Buyer reasonably requests at least two Business Days prior to the Closing Date and that are reasonably necessary to consummate the transactions contemplated by this Agreement.

(c) Buyer Deliveries.

(i) No later than the later of (A) 24 hours following delivery of the initial Funds Flow and the Estimated Closing Statement to Buyer and (B) July 31, 2024, Buyer (or an Affiliate of Buyer) shall pay (or cause to be paid), as applicable:

(A) to the Members, in the aggregate and in accordance with their respective Pro Rata Shares set forth in the Funds Flow, an amount of cash equal to the Estimated Purchase Price (the “Deposit”);

(B) to the applicable payees as set forth on the Estimated Closing Statement, the Estimated Transaction Expenses; and

(C) to the applicable payees as set forth on the Estimated Closing Statement, the Estimated Transaction Payments.

(ii) At or prior to the Closing, Buyer (or an Affiliate of Buyer) shall deliver to the Company:

(A) a certificate, dated as of the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(B) such other documents or instruments as Cannabist reasonably requests at least two Business Days prior to the Closing Date and that are reasonably necessary to consummate the transactions contemplated by this Agreement.

The payments and issuances to be made by Buyer pursuant to Section 2.5(c)(i) shall be made to the accounts (including wire instructions) and in the amounts designated in writing by the applicable payees (including payees in connection with the Purchase Price, Transaction Expenses, Transaction Payments and Indebtedness), as memorialized in the funds flow mutually agreed to by Buyer and Cannabist prior to the date hereof (the “Funds Flow”), which Funds Flow shall include wire instructions, and all other information requested by Buyer; provided, that Cannabist shall deliver an updated Funds Flow two Business Days prior to the scheduled Closing Date. Notwithstanding the foregoing, all payments of the Transaction Payments shall be paid by depositing the amount in the applicable payroll account of the Company and such amounts shall be remitted by the Company (net of applicable withholding Taxes) to the applicable payee.

Section 2.6 Tax Withholding. Notwithstanding anything herein to the contrary, Buyer and the Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts that Buyer or the Company (or any Affiliate thereof), as applicable, shall determine in good faith it is required to deduct and withhold from such Person under the Code and the rules and regulations promulgated thereunder, or any other provision of applicable Tax Law. To the extent that amounts are so withheld by Buyer or the Company, such withheld amounts, to the extent paid over to the applicable Governmental Entity in such manner as may be required by applicable Law, shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer or the Company, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, the Company, Cannabist and the Members hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the date hereof until and including the Closing Date (except as to any representations and warranties that specifically relate to an earlier date, in which case such representations and warranties were true and correct as of such earlier date):

Section 3.1 Organization; Authorization. The Company is an Arizona corporation duly formed, validly existing and in good standing under the Laws of Arizona. Neither the character of the Company’s properties or the nature of the Company’s businesses requires the Company to qualify to do business as a foreign entity in any jurisdiction. The Company is not in default under and has not violated any provision of the Company Governing Documents. The Company has the full power and authority to execute and deliver each agreement contemplated hereby to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of the Company has duly approved this Agreement and all other agreements contemplated hereby to which the Company is a party and has duly authorized the execution and delivery of this Agreement and all other agreements contemplated hereby to which the Company is a party and the consummation of the transactions contemplated hereby and thereby. No other proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the agreements contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby and thereby. All agreements contemplated hereby to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2 Non-contravention.

(a) Except as set forth on Schedule 3.2, the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby by the Company and the Members do not and will not (i) trigger or otherwise result in the modification, termination or acceleration of any Contract or Permit, give any Person the right to modify or terminate any Contract or Permit or give any Person the right to modify, terminate or accelerate any benefit, right, liability or obligation, (ii) conflict with or result in a breach of any term or condition of any Contract or Permit (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person), (iii) require the authorization, consent or approval of, an exemption or waiver from, notice or declaration to, or the filing of any document or with, or the payment of any amounts to, any Person, (iv) constitute a default under (whether with or without the giving of notice, the passage of time or both) the Company Governing Documents, any Contract or any Permit, (v) violate any Law or Order (other than Federal Cannabis Laws) or (vi) result in the creation of any Lien.

(b) The Company is an “Unrestricted Subsidiary” under Cannabist’s 6.0% secured convertible notes due 2025 and the Company is not a guarantor of any Notes.

Section 3.3 Capitalization.

(a) Schedule 3.3(a) sets forth the issued and outstanding equity interests of the Company, the names of the record and beneficial owners thereof and the number of equity interests held by such owners. All Equity was validly issued in compliance with applicable Law and any requirements set forth in the Company Governing Documents and has been duly authorized and approved. All Equity is fully paid and non-assessable. No Equity is subject to any preemptive rights, rights of first refusal or restrictions on transfer. The Members own of record and beneficially 100% of the Equity free and clear of all Liens (other than any restrictions under applicable securities Laws) and the Equity constitutes all of the issued and outstanding equity interests of the Company. There are no outstanding or authorized options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party, or which are binding upon the Company providing for the issuance, disposition or acquisition of any equity interests of the Company (other than this Agreement). There are no outstanding or authorized equity appreciation, phantom interests, profits interests or similar rights with respect to the Company. Other than the Company Governing Documents, there are no shareholder or equityholder agreements, voting trusts, proxies or other Contracts or understandings with respect to the voting of the Equity. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Equity. No former direct or indirect holder of any equity interests of the Company has any claim or rights against the Company that remains unresolved or to which the Company has or may have any liability, and no such claim is threatened. The Company has no obligation to make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

(b) The Company has no, and has never had, any subsidiaries and does not own (and has not owned or held) any equity interests of any other Person or any other interest in any other Person or any rights to acquire any such equity interests or other interest.

Section 3.4 Financial Statements and Related Matters.

(a) Attached as Schedule 3.4(a) are the following financial statements (collectively, the “Financial Statements”): (i) the unaudited balance sheet of the Company as of June 30, 2024 (the “Latest Balance Sheet” and the date thereof, the “Latest Balance Sheet Date”), and the related statement of profit and loss and statement of cash flows for the six-month period then ended, and (ii) the unaudited balance sheet of the Company of the Company as of December 31, 2023 and December 31, 2022 and the related statement of profit and loss and statement of cash flows for each of the 12-month periods then ended. Each Financial Statement: (A) is true, accurate and complete in all material respects, does not omit to state any fact necessary to make the statements contained therein in light of the circumstances in which they were made, not misleading, and was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (B) is consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects), (C) presents fairly in all material respects the financial condition of the Company as of the respective dates thereof and the operating results of the Company for the periods covered thereby and (D) does not reflect any transactions which are not bona fide transactions.

(b) Except as set forth on Schedule 3.4(b), the Company has no liabilities (contingent or otherwise) and there is no existing condition, fact or set of circumstances that could reasonably be expected to result in any liabilities, except for: (i) performance obligations under Contracts described on Schedule 3.9(a) (or under Contracts entered into in the Ordinary Course of Business which, because of the dollar thresholds set forth in Section 3.9(a), are not required to be described on Schedule 3.9(a), none of which involves non-performance or a breach), (ii) liabilities reflected (and adequately reserved for) on the face of the Latest Balance Sheet and (iii) liabilities of the type set forth on the face of the Latest Balance Sheet which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a liability for breach of Contract or involves a tort, infringement, claim, lawsuit, warranty or environmental, health or safety matter).

(c) The inventories and raw materials of the Company, including those reflected in the Financial Statements, are of a quantity and quality usable and saleable in the Ordinary Course of Business within a reasonable period of time and without discount outside of the Ordinary Course of Business, are merchantable and fit and sufficient for their particular purpose and are reasonable in kind and amount in light of the normal needs of the Company. None of the inventory of the Company is subject to any consignment, bailment, warehousing or similar Contract.

(d) All of the notes and accounts receivable of the Company, including those reflected in the Financial Statements, arose from the bona fide sales of goods or services in the Ordinary Course of Business to Persons that are not Insiders, and are not subject to any defenses, counterclaims or offsets. The Company has not received any notice indicating that any account debtor does not intend to pay any notes or accounts receivable.

(e) The Company has established and adhered to a system of internal accounting controls which are designed to provide assurance regarding the reliability of financial reporting. There has never been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Company except as set forth on Schedule 3.4(e), (ii) any fraud by any of the Company’s, managers, directors, officers, employees or independent contractors, (iii) any wrongdoing that involves any manager, director, officer, employee or independent contractor of the Company who has or had a role in the preparation of financial statements or the internal accounting controls used by the Company or (iv) any claim or allegation regarding any of the foregoing.

Section 3.5 Absence of Developments.

(a) Since December 31, 2023, there has been no Material Adverse Effect.

(b) Except as set forth on Schedule 3.5(b), since December 31, 2023, the Company has not taken any action described in Section 5.1 that, if such action had been taken after the date hereof and prior to the Closing without the prior written consent of Buyer, would have violated Section 5.1.

Section 3.6 Real Property.

(a) The Company does not own, and has never owned, any real property. The Company is not a party to any option or other Contract to purchase any real property or interest therein.

(b) The Company does not lease, sublease or license any real property, either as lessor or lessee, except for the Leased Real Property pursuant to the Real Estate Leases. The Company has delivered to Buyer true, correct and complete copies of the Real Estate Leases. (i) The Company has not assigned, subleased, licensed, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the interest or estate created thereby, or otherwise granted any right to use or occupy the Leased Real Property, or any portion thereof, nor has an agreement been entered into to do so; (ii) the Real Estate Leases are legal, valid, in full force and effect, binding and enforceable against the Company and the other party thereof in accordance with its terms and is the entire agreement to which the Company is a party with respect to such Leased Real Property; (iii) the possession and quiet enjoyment of the Leased Real Property under the Real Estate Leases has not been disturbed and there are no disputes with respect to such Real Estate Leases; (iv) no party to the Real Estate Leases is in breach or default under the Real Estate Leases and no event has occurred or circumstance or fact exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under the Real Estate Leases; (v) no security deposit or portion thereof deposited with respect to the Real Estate Leases has been applied in respect of a breach or default under the Real Estate Leases which has not been redeposited in full; (vi) the Company does not owe, nor will owe in the future, any brokerage commissions or finder’s fees with respect to the Real Estate Leases; (vii) the Company has not collaterally assigned or granted any other Lien in the Real Estate Leases or any interest therein; (viii) all public utilities currently serving the Leased Real Property and public and quasi-public improvements upon or adjacent to the Leased Real Property, as applicable (including, all applicable electric lines, water lines, gas lines and telephone lines): (A) are adequate to service the requirements of the Leased Real Property and the Company, and all payments for the same have been made, (B) enter the Leased Real Property directly through adjoining public streets and do not pass through adjoining private land and (C) are installed and operating, and all installation and connection charges have been paid for in full; (ix) each of the Leased Real Properties consists of a single zoning lot and no other property is within such zoning lot; (x) the Leased Real Property is not encumbered by a declaration or other agreement transferring any development rights or air rights appurtenant to the Leased Real Property to any other property; (xi) the Leased Real Property is in compliance with all applicable zoning ordinances; and (xii) the Company (A) has not transferred, and prior to the Closing will not transfer, any development rights applicable to the Leased Real Property and (B) has not made, and prior to the Closing will not make, any filings with any Governmental Entity for any construction on the Leased Real Property.

(c) Schedule 3.6(c) sets forth a description of all material Leasehold Improvements for each Leased Real Property. The Company has good and marketable title to the Leasehold Improvements, free and clear of all Liens, and there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Leasehold Improvements or any portion thereof or interest therein.

(d) The Leased Real Property and the Leasehold Improvements comprise all of the real property used or intended to be used in, and that is necessary in the operation of, the business of the Company.

(e) There are no structural deficiencies or latent defects affecting any of the Leasehold Improvements and there are no facts or conditions affecting any of the Leasehold Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leasehold Improvements or any portion thereof in the operation of the business of the Company. The Leasehold Improvements are in good condition and repair and the systems located therein are in good working order and adequate to operate such facilities as currently used and do not require material repair or replacement in order to serve their intended purposes, except for scheduled maintenance, repairs and replacements conducted or required in the Ordinary Course of Business with respect to the operation of the Leased Real Property that are not material in nature or cost.

(f) There is no condemnation, expropriation or other Proceeding in eminent domain pending or threatened, affecting any Leased Real Property or any portion thereof or interest therein.

(g) All buildings, fixtures, tangible personal property and Leasehold Improvements used in the business of the Company are located on the Leased Real Property and none of the Leasehold Improvements encroach on (i) any adjoining property owned by others or public rights of way, or (ii) any part of the Leased Real Property which is subject to or encumbered by a right-of-way, easement or similar Contract.

(h) The Leased Real Property is supplied with all water, gas, electrical, telecommunications systems, sanitary sewer, storm sewer and other utility systems (the “Utility Systems”) required for the current use thereof and all Utility Systems have been installed and are operational and sufficient for the operation of the business as conducted immediately prior to the Closing. The Company has not experienced any material interruption in the delivery of adequate quantities of any such utilities or services utilized or required in the operation of the business at the Leased Real Property.

(i) Each parcel of Leased Real Property abuts on at least one side a public street or road in a manner so as to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel, or has adequate easements across intervening property to permit reasonable, customary, adequate and legal commercial and non-commercial vehicular and pedestrian ingress, egress and access to such parcel from a public street or road. There are no restrictions on entrance to or exit from the Leased Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Leased Real Property to existing highways or roads.

(j) Except as disclosed on Schedule 3.6(j), there are no service, maintenance, supply, leasing, brokerage, listing, or other Contracts to which the Company is a party (along with all amendments and modifications thereof, the “Service Contracts”) affecting the Leased Real Property. Each of the Service Contracts can be terminated by the Company on or before the Closing Date. The Company has performed all of its obligations under each of the Service Contracts and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a default by any party under any of the Service Contracts. The Company has delivered to Buyer true, correct, and complete copies of all Service Contracts.

(k) There has not been in the past 12 months, and there is not now, any casualty affecting the Leased Real Property, and there is not now any disrepair or damage that remains unrepaired, due to any prior casualty, if any, affecting the Leased Real Property.

Section 3.7 Assets.

(a) The Company owns good, marketable and valid title to, or holds a valid leasehold interest in, all of the properties and assets, tangible or intangible, used by the Company, located on the premises of the Company, or, if applicable, shown on the Latest Balance Sheet or acquired thereafter, free and clear of all Liens and not subject to any guarantees, including in connection with the Notes. The Company owns or has a valid leasehold interest in all properties and assets necessary for the conduct of its business as presently conducted. Except as disclosed on Schedule 3.7, none of the Members or

Cannabist owns, whether directly or indirectly (other than indirectly through the Members’ equity ownership), any assets used by the Company. The Company’s buildings, improvements, fixtures, machinery, equipment and other tangible assets (whether owned or leased) are, except for ordinary wear and tear, in good condition and repair and are usable in the Ordinary Course of Business.

Section 3.8 Tax Matters.

(a) The Company has timely filed (taking into account all available extensions of the applicable filing deadlines) all Tax Returns required to have been filed by it prior to the Closing Date pursuant to applicable Laws, and such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws.

(b) The Company has paid all Taxes due and payable by it prior to the Closing Date (whether or not shown or required to be shown on any Tax Return).

(c) The Company has timely and properly withheld or collected (i) all required amounts from payments to its employees, agents, contractors, nonresidents, shareholders, lenders, and other Persons and (ii) all sales, use, ad valorem, and value added Taxes. The Company timely remitted all withheld Taxes to the proper Governmental Entity in accordance with all applicable Laws and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed (taking into account all available extensions of the applicable filing deadlines).

(d) The Company has not received any claim in writing by an authority in a jurisdiction where the Company does not file Tax Returns or pay Taxes that the Company is or may be subject to taxation by or required to file Tax Returns in that jurisdiction, which claim has not been resolved. No audits or other legal Proceedings are in progress, pending, or threatened with regard to any Taxes or Tax Returns of or with respect to, the Company. The Company has not commenced a voluntary disclosure Proceeding in any state or local or non-U.S. jurisdiction that has not been fully resolved or settled. The Company has not executed or filed with any Governmental Entity any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection, or other imposition of any Tax (other than extensions as of right, for six (6) months or less from the original due date, to file a Return).

(e) There are no Liens for Taxes (other than statutory Liens for Taxes not yet due and payable that have been properly accrued on the books of the Company) upon any of the assets of the Company.

(f) The Company is, and at all times since its formation has been, properly classified as a corporation for U.S. federal and all applicable state Tax purposes. The Company has not at any time made an election to be treated as an S-corporation for U.S. federal, state, local or foreign Tax purposes.

(g) The aggregate unpaid Taxes of the Company do not exceed the reserves for current Taxes (excluding any reserve established to reflect timing differences between book and Tax items) set forth on the Latest Balance Sheet (without regard any notes thereto). Since the Latest Balance Sheet, the Company has not (i) incurred any Taxes with respect to events or transactions outside the Ordinary Course of Business, (ii) changed a method of accounting for Tax purposes, (iii) entered into any agreement with any Governmental Entity (including a “closing agreement” under Code Section 7121) with respect to any Tax matter, (iv) surrendered any right to a Tax refund, (v) changed an accounting period with respect to Taxes, (vi) filed an amended Tax Return, (vii) changed or revoked any election with respect to Taxes, (viii) made any Tax election inconsistent with past practices, or (ix) take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company in respect of any Post-Closing Tax Period.

(h) The Company has not engaged in any reportable transaction (or a substantially similar transaction) as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b) (irrespective of the effective dates).

(i) Except for the Equity for which a valid and timely election has been made under Code Section 83(b), as of the Closing Date, no Equity is subject to a “substantial risk of forfeiture” for purposes of Code Section 83.

(j) Each of the Company’s “nonqualified deferred compensation plans” within the meaning of Code Section 409A has been maintained in operational and documentary compliance with Code Section 409A and the Treasury Regulations promulgated thereunder and no such “nonqualified deferred compensation plan” has resulted or would reasonably be expected to result in any participant incurring income acceleration or Taxes under Code Section 409A. The Company has not agreed to pay, gross up, or otherwise indemnify any employee or contractor for any employment or income Taxes, including potential Taxes imposed under Code Section 409A or 4999.

(k) The Company is not a party to any Contract covering any current or former employee or current or former contractor that, individually or collectively, could will give rise to a (or already has resulted in a) payment or provision of any other benefit (including accelerated vesting) that could not be deductible by reason of an “excess parachute payment” within the meaning of Section 280G(b) of the Code or could be subject to an excise Tax under Section 4999 of the Code (in each case, determined without regard to the exceptions provided for in Section 280G(b)(5) of the Code).

(l) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts or advance payments paid or received on or prior to the Closing Date or any deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or as a result of an impermissible method used in a Pre-Closing Tax Period); (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date; (vi) the application of Code Section 263A (or any similar provision of state, local, or non-U.S. Laws); (vii) the use of the cash method of accounting in any Pre-Closing Tax Period or portion of any Straddle Period ending on the Closing Date, (viii) any intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of administrative rule of federal, state, local or foreign law), (ix) election pursuant to Code Section 108(i) (or any corresponding or similar provision of administrative rule of federal, state, local or foreign law), or (x) an election under Code Section 956(h). The Company does not have any “long-term Contracts” that are subject to a method of accounting provided for in Code Section 460 or any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Code Section 455 or Code Section 456 (or any corresponding provision of state or local Law). The Company does not own an interest in any Flow-Thru Entity and neither the Company nor any of its Affiliates is a party to any joint venture, partnership or other arrangement or contract that would be treated as a partnership for U.S. federal income Tax purposes.

(m) The Company is not party to or bound by any Tax Sharing Agreements.

(n) The Company has maintained the books and records required to be maintained pursuant to Code Section 6001, and the rules and regulations thereunder, and any similar provision under state, foreign or local Law.

(o) The Company is not, and has not been, a member of any Affiliated Group, other than the Affiliated Group of which it is presently a member. The Company has no liability for the Taxes of any Person under any provision of federal, state, local, or non-U.S. Law, as a transferee or successor, as a result of joint or several liability, by Contract or otherwise.

(p) The Company has correctly classified those individuals performing services as common Law employees, leased employees, independent contractors, consultants or agents of the Company.

(q) The Company has not used the cash receipts and disbursements method of accounting for federal or applicable state, local or foreign income Tax purposes in any period commencing after December 31, 2016.

(r) The Company is not subject to any Tax holiday or Tax incentive or grant in any jurisdiction, other than pursuant to the applicable provisions of such jurisdiction’s Tax Laws available to all similarly situated taxpayers and shown on the Company’s Tax Returns.

(s) None of the Members or the Company has a request for a private letter ruling, a request for administrative relief, a request for technical advice, a request for a change of any method of accounting, or other request pending with any Governmental Entity that relates to the Taxes or Tax Returns of the Company. No power of attorney granted by the Company with respect to any Taxes is currently in force.

(t) No Member is a foreign person within the meaning of Code Section 1445. The Company is not (and has not been within the past five years) a “United States real property holding corporation” within the meaning of Code Section 897(c).

(u) No asset of the Company is tax-exempt use property under Code Section 168(h). No portion of the cost of any asset of the Company has been financed directly or indirectly from the proceeds of any tax-exempt state or local government obligation described in Code Section 103(a). None of the assets of the Company is property that is required to be treated as being owned by any other person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

(v) No debt of the Company is an “applicable high yield debt obligation” within the meaning of Code Section 163(e)(5). No interest accrued or paid by the Company (whether as stated interest, imputed interest, or original issue discount) on any debt obligation of the Company is not deductible for income Tax purposes).

(w) Other than as a result of the transactions contemplated by this Agreement, the Company is not subject to any limitations on the use of net operating losses or unrealized losses under Code Section 269 or any other provision of the Code or Treasury Regulations.

(x) Pursuant to Section 280E of the Code, the Company has not taken any deductions or credits for any expense amounts incurred (other than for an amount related to the cost of goods sold) and the Company has not filed any amended Tax returns excluding the impact of 280E of the Code.

(y) The Company has not, within the last five (5) years, distributed the stock of any corporation or had its stock distributed by another person in a transaction satisfying or intending to satisfy the requirements of Section 355 or Section 361 of the Code.

(z) The Company is not a “passive foreign investment company” within the meaning of Code Section 1297. The Company does not have an office or fixed place of business in a country other than the country in which it was organized.

(aa) All intercompany transactions have been conducted in accordance with an arms’-length result within the meaning of Treasury Regulation Section 1.482-1(b)(1).

(bb) There is currently no limitation on the utilization of net operating losses, capital losses, built-in losses, tax credits or similar items of the Company under Sections 269, 382, 383, 384 or 1502 of the Code and the Treasury Regulations thereunder (and comparable provisions of state, local or foreign Law).

Section 3.9 Material Contracts.

(a) Except as set forth on Schedule 3.9(a), the Company is not party to, or bound by, any: (i) collective bargaining agreement or other Contract with any labor organization; (ii) employment, staffing, independent contractor, retirement, equity based, profit sharing, bonus (including transaction or retention bonus), consulting, incentive, separation, change in control, deferred compensation or severance Contract; (iii) Contract relating to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any of the Company’s assets or to the guaranty of any obligation for borrowed money or otherwise; (iv) letter of credit arrangements; (v) Contract with respect to the lending or investing of funds; (vi) Contract relating to the development, ownership, use, registration, enforcement of or exercise of any rights under any Intellectual Property; (vii) Contract or lease under which the Company is a lessee of or holds or operates any property, real or personal, owned by any other Person; (viii) Contract under which the Company is a lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by the Company; (ix) customer, supplier, distributor, broker or maintenance Contracts; (x) Contract not terminable by the Company upon 90 days’ or less notice without penalty; (xi) Contract prohibiting or in any way limiting or restricting the Company from freely engaging in business anywhere in the world or otherwise prohibiting competition or restricting the use or enforcement of any Intellectual Property, including any settlement, co-existence, consent-to-use or standstill agreement; (xii) Contract which contains any minimum volume requirement, right of first refusal or most favored nations provision; (xiii) Contract which contains any provision with respect to exclusivity in favor of any third Person; (xiv) Contract prohibiting, limiting or otherwise restricting in any way the Company from soliciting customers or suppliers, or soliciting or hiring employees, of any other Person; (xv) Contract involving the settlement of any Proceeding or threatened Proceeding; (xvi) Contract (including letters of intent) relating to any business acquisition or disposition of any Person or line of business (whether by merger, consolidation or other business combination, sale of securities, sale of assets or other similar transaction) entered into during the past five years; (xvii) Contract containing an obligation concerning or consisting of a joint venture, alliance or similar arrangement; (xviii) Contract under which the Company is, or may become, obligated to pay an amount in respect of indemnification obligations, deferred purchase price, purchase price adjustment or otherwise in connection with any acquisition or disposition of assets or securities, merger, consolidation or other business combination; and (xix) Contract with an Insider.

(b) (i) No Material Contract has been breached (and there are no anticipated breaches) in any respect or cancelled by any party thereto, and there has been no event which, upon giving of notice or lapse of time or both, would constitute such a breach or default, (ii) the Company and each counterparty has performed all obligations under each Material Contract required to be performed and no facts exist which would render such performance unlikely, (iii) no Material Contract contains any termination right upon a change in control, (iv) each Material Contract is legal, valid, binding and enforceable against the Company and against each other party thereto, and is in full force and effect, and will continue to be in full force and effect and legally and validly binding and enforceable against, each other party thereto following the consummation of the transactions contemplated hereby (subject to bankruptcy, moratorium and similar Laws and subject to the application of specific performance and other equitable principles) and

(v) no party to a Material Contract has made a claim of force majeure. For purposes of this Agreement, “Material Contract” means each Contract listed or required to be listed on Schedule 3.9(a). The Company has heretofore delivered to Buyer a true and correct copy of all Material Contracts (and a true and correct written description of all oral Material Contracts), together with all amendments, exhibits, attachments and waivers thereto.

Section 3.10 Intellectual Property; Data Privacy and Security.

(a) The Company is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens. All Owned Intellectual Property is valid and enforceable. Schedule 3.10(a) contains an accurate and complete list of all Owned Intellectual Property (including Trademarks, and Software). All registered Intellectual Property has been maintained effective by the filing of all necessary filings, maintenance and renewals and timely payment of requisite fees. No loss or expiration of any Owned Intellectual Property is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Company, including failure by the Company to pay any required maintenance fees).

(b) The Company has taken all necessary and desirable action to maintain and protect all of the Owned Intellectual Property. The Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other confidential information of the Company (and any confidential information owned by any Person to whom the Company has a confidentiality obligation). No such trade secrets or other confidential information have been disclosed by the Company to any Person other than pursuant to a written Contract restricting the disclosure and use of such trade secrets or any other confidential information by such Person. No current or former founder, employee, contractor or consultant of the Company has any right, title or interest, directly or indirectly, in whole or in part, in any Owned Intellectual Property. The Company has obtained from all Persons (including all current and former founders, employees and contractors) who have created any Intellectual Property for the Company, valid and enforceable written assignments of any such Intellectual Property to the Company, and the Company has delivered true and complete copies of such assignments to Buyer. No Person is in violation of any such written confidentiality or assignment Contracts.

(c) The IT Assets are operational, fulfill the purposes for which they were acquired or developed, have security, back-ups and disaster recovery arrangements in place and hardware and Software capacity, support, maintenance and trained personnel which are sufficient in all material respects for the current and anticipated future needs of the business of the Company. The Company has disaster recovery and security plans, procedures and facilities and have taken reasonable steps consistent with or exceeding industry standards to safeguard the availability, security and integrity of the IT Assets and all data and information stored thereon, including from unauthorized access and infection by Malicious Code. The Company has maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats for all Software, with respect to the IT Assets. The IT Assets have not suffered any security breach or material failure.

(d) The Company and the former and current products, services and conduct of the business of the Company, including the manufacture, importation, use, offer for sale, sale, licensing, distribution or other commercial exploitation thereof have not infringed, misappropriated or otherwise violated, and do not infringe, misappropriate or otherwise violate, any Intellectual Property rights or rights of publicity of any Person. The Company is not the subject of any pending Proceeding that either alleges a claim of infringement, misappropriation or other violation of any Intellectual Property rights of any Person or challenges the ownership, use, patentability, registration, validity or enforceability of any Owned Intellectual Property, and no such claims have been asserted or threatened against the Company at any time. No Person has notified the Company that any of such Person’s Intellectual Property rights are infringed, misappropriated or otherwise violated by the Company or that the Company requires a license to any of such Person’s Intellectual Property rights. There is no actual unauthorized use, interference, disclosure, infringement, misappropriation or other violation by any Person of any of the Owned Intellectual Property, and no written or oral claims alleging such infringement, misappropriation or other violation have been made against any Person by the Company.

(e) The Company is and always has been in compliance with all applicable Privacy and Security Requirements. The Company has not, and no third-party Processing Protected Data on behalf of the Company has, experienced any Security Breaches, and neither the Company nor any Member is aware of any notices or complaints from any Person regarding such a Security Breach. The Company has not received any notices or complaints from any Person (including any Governmental Entity) regarding the unauthorized Processing of Protected Data or non-compliance with applicable Privacy and Security Requirements. The Company does not engage in the sale, as defined by applicable Privacy and Security Requirements, of Personal Information.

(f) The Company has valid and legal rights to Process all Protected Data that is Processed by or on behalf of the Company in connection with the use and/or operation of its products, services and business, and the execution, delivery, or performance of this Agreement will not affect these rights or violate any applicable Privacy and Security Requirements. The Company has implemented, and has required all third parties that receive Personal Information or Protected Data from or on behalf of the Company to implement, reasonable physical, technical and administrative safeguards consistent with industry standards that are designed to protect Protected Data from unauthorized access by any Person, and to ensure compliance in all material respects with all applicable Privacy and Security Requirements.

Section 3.11 Litigation. There are no, and there have not been any, Proceedings pending or threatened against or affecting, any Member or the Company, or any director, manager, officer, executive employee, independent contractor or agent of the Company or any staffing agency used by the Company, at law or in equity, or before or by any Governmental Entity or arbitrator. The Company is not subject to or bound by any outstanding Orders.

Section 3.12 Brokerage. Neither the Company, the Members nor anyone on their behalf has engaged any broker, finder or similar agent in connection with the transactions contemplated by this Agreement. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

Section 3.13 Employees.

(a) No officer, executive, key employee or independent contractor and no group of employees and/or independent contractors of the Company has any plans to terminate his, her or their status as an employee or independent contractor of the Company, including upon or in connection with the consummation of the transactions contemplated hereby. No employee or temporary employee is employed under a Contract which cannot be terminated by Buyer with less than two weeks’ notice. The Company is not party to or bound by any collective bargaining agreement or other Contract with any labor organization and the Company is not obligated to nor has undertaken to recognize any labor organization as the representative of its employees. Within the past five years the Company has not (i) experienced any strikes, work stoppages or slowdowns, labor grievances, claims of unfair labor practices or other material labor disputes or labor shortages or (ii) engaged in any unfair labor practices. There are no ongoing or threatened union organizing or decertification activities with respect to employees of the Company and no such activities have occurred.

(b) The Company has provided Buyer with a true, complete and accurate list, as of a date within one (1) week of the date hereof, of each employee of the Company, the date(s) of hire, age, position and title (if any), current rate of compensation and rate of compensation during the 2023 calendar year (in each case, including bonuses, commissions and incentive compensation, if any), whether such person is exempt or non-exempt for overtime pay purposes, the number of such person’s accrued but unpaid paid time off, whether such person is absent from active employment and, if so, the date such person became inactive (if known), the reason for such inactive status and, if applicable, the anticipated date of return to active employment. The employment of all employees is “at will” and may be terminated by the Company at any time, for any reason or no reason, in accordance with applicable Law.

(c) The Company has provided Buyer with a true, complete and accurate list, as of a date within one week of the date hereof, of each individual independent contractor providing services to the Company, the date(s) of engagement, position and title (if any), name of an applicable contact person and contact details, location where services are provided by such independent contractor, and hourly, monthly and annual remuneration of each independent contractor.

(d) The Company: (i) is and has been in compliance in all material respects with all applicable Laws respecting employment, including provisions thereof relating to employment practices, classification of employment, terms and conditions of employment, wages and hours, pay equity, equal employment, immigration, human rights and accommodation obligations, occupational health and safety, workers compensation and employee privacy, in each case, with respect to current and former employees and independent contractors; (ii) is not liable for, and has not incurred any material unresolved liability with respect to, any arrears of wages, salaries, commissions, bonuses, accrued and unused vacation or other compensation for services performed by any current or former employees or independent contractors, nor any Taxes or any penalty for failure to comply with any of the foregoing; and (iii) is not liable for, and has not incurred any material liability with respect to, any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security, insurance or similar benefits or obligations for current and former employees and independent contractors. Each natural person who performs services for or on behalf of the Company has been properly classified by the Company as either an employee, independent contractor, or consultant in accordance with applicable Law. There is no written or verbal commitment of agreement to increase wages or modify the terms and conditions of employment or engagement of any employee, temporary employee or independent contractor of the Company. The Company has delivered to Buyer true and complete copies of all Permits issued under applicable employment Laws. Such Permits are listed on the list of employees described in Section 3.13(c), and the Company is and has been operating in compliance with such Permits.

(e) Within the past five years, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law (the “WARN Act”). Schedule 3.13(e) sets forth a true and complete list of all employees who have been laid off by the Company, by date and location, in the 90 day period preceding the date hereof.

(f) The Company has provided Buyer with all inspection reports under applicable occupational health and safety Laws relating to the Company. There are no outstanding inspection Orders or any pending or threatened Proceedings made under applicable occupational health and safety Laws relating to the Company, and there have been no fatal or critical accidents within the last five years that would be reasonably likely to lead to Proceedings against the Company or the Members under applicable occupational health and safety Laws. The Company has complied in all respects with any Orders issued under applicable occupational health and safety Laws, and there are no outstanding appeals of any Orders applicable to occupational health and safety Laws relating to the Company.

(g) All employees of the Company employed at any time in the past five years, including seasonal and temporary employees, have presented proper documentation (including Form I-9) for employment in the United States with the Company. The Company has not been the subject of any audit of its immigration, employment verification or Form I-9 practices by any Governmental Entity nor has the Company had any penalties assessed against it by any Governmental Entity due to its hire of unauthorized workers or failure to comply with applicable document collection and retention requirements.

(h) There is no complaint or other labor-related or employment-related charge or complaint pending or threatened against the Company with the Equal Employment Opportunity Commission or any equivalent state agency, the National Labor Relations Board, the United States Department of Labor or similar Governmental Entity. There has not been any claim, controversy or investigation relating to, or any act or allegation of or relating to, race or sex-based discrimination, race-based or sexual harassment or sexual misconduct, or breach of any policy of the Company relating to the foregoing, in each case involving the Company or any current or former employee, officer, director, executive, manager, individual independent contractor or other service provider (in relation to his or her work at the Company) of the Company, nor have there been any settlements or similar out-of-court or pre-litigation arrangements relating to any such matters, nor has any such claim, settlement or other arrangement been proposed or threatened.

Section 3.14 Employee Benefit Plans.

(a) Schedule 3.14(a) sets forth a complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each employment, consulting, retirement, option, equity or equity-based, phantom equity, profit sharing, bonus, commission, incentive, severance, separation, change in control, retention, deferred compensation, fringe benefit, vacation, paid time off, medical, dental, life, disability or other welfare and each other benefit or compensation plan, program, policy, agreement, arrangement or Contract (i) that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any ERISA Affiliate or (ii) under or with respect to which the Company or any ERISA Affiliate has any current or contingent liability or obligation (each, a “Company Employee Benefit Plan”). With respect to each Company Employee Benefit Plan, to the extent applicable, the Company has furnished to Buyer true and complete copies of (A) the plan documents (and all amendments thereto), summary plan descriptions and summaries of material modifications and other material employee communications, (B) the most recent determination or opinion letter received from the Internal Revenue Service (the “IRS”), (C) the Form 5500 Annual Report (including all schedules and other attachments) as filed for the most recent three (3) years, (D) all related trust agreements, insurance Contracts, and other funding arrangements and (E) all material correspondence with any Governmental Entity.

(b) No Company Employee Benefit Plan provides, and the Company has no obligation to provide or any other liability with respect to, post-employment or post-termination health or life insurance or other welfare-type benefits for any Person (other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or similar state Law (“COBRA”) for which the covered Person pays the full cost of coverage). The Company and the ERISA Affiliates have complied and are in compliance with the requirements of COBRA. Neither the Company nor any ERISA Affiliate sponsors, maintains, contributes to (or is obligated to contribute to) or has any liability under or with respect to: (i) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, or other plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) any multiple employer plan as determined under Section 413 of the Code. The Company does not have any current or contingent liability or obligation by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified, has received or is otherwise entitled to rely on a current favorable determination or opinion letter to that effect from the IRS, and no circumstance exists that could result in revocation of any such favorable determination or opinion letter or adversely affect the qualified status of such Company Employee Benefit Plan. Each Company Employee Benefit Plan and any related trust, insurance Contract or fund has been established, maintained, funded, operated, and administered in accordance with its respective terms and in compliance with all applicable laws, including ERISA and the Code. All contributions (including all employer contributions and employee salary reduction contributions), distributions, reimbursements, and premiums or other payments required to be made prior to the Closing have been timely made and all contributions, distributions, reimbursements and premiums or other payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. There has been no non-exempt “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Company Employee Benefit Plan. There are no pending or threatened Proceedings with respect to any Company Employee Benefit Plan (other than routine claims for benefits), and there is no circumstance that could give rise to any such Proceeding.

(d) No Company Employee Benefit Plan is currently under audit or examination by the IRS or the Department of Labor. There are no pending or threatened, audits, investigations, claims, suits, grievances or other Proceedings, and there are no facts that could reasonably give rise thereto, involving, directly or indirectly, any Company Employee Benefit Plan or any fiduciary or administrator thereof, or any rights or benefits thereby, other than the ordinary and usual claims for benefits by participants, dependents or beneficiaries.

(e) (i) None of the Company Employee Benefit Plans or any other arrangement obligates the Company to pay any separation, severance, termination or any other benefit or compensation that may be triggered, increased or accelerated or otherwise results in the acceleration of time of payment, funding, or vesting as a result of the execution and delivery of this Agreement or any transaction contemplated by this Agreement (alone, or in combination with any other event) or as a result of a change in control or ownership within the meaning of Section 280G of the Code and (ii) no unfunded liability exists under any Company Employee Benefit Plan.

(f) Schedule 3.14(f) lists all Company employees covered by any written employment, consulting, severance, change-in-control or retention Contract and any non-competition, non-solicitation, non-disparagement, confidentiality, proprietary information, intellectual property rights or similar Contract with the Company (each, an “Employment and Services Agreement”). The Company has provided Buyer with true, correct and complete copies of each Employment and Services Agreement.

(g) Neither the Company nor any ERISA Affiliate maintains or has maintained, has any obligation to contribute to, or has any current or contingent liability or obligation with respect to, any multiemployer plan within the meaning of Section 3(37) of ERISA.

Section 3.15 Insurance. Schedule 3.15 sets forth a list of all insurance policies the Company has in place, which list sets forth the name of the insurer, policy number, policy limit, deductible, premium, expiration date, scope of coverage and status of any Proceedings pending thereunder for each insurance policy (and includes a description of any self-insurance or co-insurance arrangements, including any reserves). Each such insurance policy is in full force and effect and all premiums are currently paid in accordance with the terms of such insurance policy. No current or historical limits under such insurance policies have been eroded or materially impaired by claims. There has not been a failure by the Company to give notice of any material claim that may be insured under any such insurance policy in a timely fashion or in a manner required by such insurance policy. No reservation of rights letter or other notice of defenses has been received by the Company. There are no notices of, or pending, claims and the Company has not received any notice that any such insurance policy will be cancelled or will not be renewed. The insurance coverage maintained by the Company is customary for businesses of similar size engaged in similar lines of business. The Company has complied and is in compliance with all insurance requirements under any Contract or agreement to which it is a party or bound. Except as set forth on Schedule 3.15, in the past five years, no claim has been made on any of the Company’s insurance policies.

Section 3.16 Compliance with Laws; Permits.

(a) Except for Federal Cannabis Laws, the Company has complied and is in compliance, in each case, in all material respects, with all applicable Laws and no notices have been received by and no claims have been filed against the Company alleging a violation of any such Laws. The Company has not received any notice of any violation or any alleged violation of any Law. No officer, director, manager, employee, independent contractor, consultant, advisor or agent of the Company has been or is authorized to make or receive, and none of the Company’s officers, directors, managers, employees or consultants or advisors or agents have made or received, any bribe, kickback payment or other illegal payment at any time with respect to the business of the Company. The Leased Real Property has been used, occupied, operated and maintained in accordance with all applicable Laws, including any zoning or building-related Laws.

(b) The Company (i) holds all Permits required or desirable for the ownership and use of its assets and properties and the conduct of its business (including all Permits necessary to operate a cannabis business in the State of Arizona consistent with Arizona Cannabis Laws (the “Marijuana Permits”)) as currently conducted and Schedule 3.16(b) sets forth a list of all of such Permits, and (ii) has been and is in compliance with all terms and conditions of any such Permits. Upon receipt of the Arizona Transaction Approval, all such Permits may be relied upon by Buyer and the Company for lawful operation of the business of the Company on and immediately after the Closing without transfer, reissuance or other Governmental Entity action.

(c) Neither the Members nor the Company has received any notice of assessment, provisional assessment, reassessment, supplementary assessment, penalty assessment or increased assessment (collectively, “Assessments”) or any other communications related thereto from any workers’ compensation or workplace safety and insurance board or similar authorities in any jurisdictions where the Company conducts business. There are no Assessments that are unpaid as of the date hereof, and there are no facts or circumstances that would be reasonably likely to result in an increase in liability to the Company after the Closing Date under any applicable workers’ compensation or workplace safety and insurance Laws. The Company’s accident cost experience relating to the Company’s business is such that there are no pending Assessments, and there are no claims or potential claims which may adversely affect the Company’s accident cost experience.

Section 3.17 Environmental Matters.

(a) The Company and the Leased Real Property are and have been in compliance with all applicable Environmental Laws. Any real property formerly owned or leased by the Company or otherwise related to the business of the Company was in compliance with all Environmental Laws during the Company’s period of ownership or operation. The Company has timely obtained and maintains in full force and effect all Permits required by Environmental Laws to operate the business as conducted as of the Closing Date. The Company has no knowledge of any facts or circumstances concerning any alleged violation or Loss arising under any Environmental Law with respect to the Leased Real Property, the business or any formerly owned or operated real property or any use or condition thereof.

(b) There exists no Order, notice of violation, notice of potential responsible party liability, nor any Proceeding, pending or threatened, against the Members or the Company pursuant to any Environmental Law relating to (i) the lease, occupation or use of the Leased Real Property or any formerly owned, leased, occupied or used real property by the Company, (ii) any alleged violation of or liability under any Environmental Law by the Company, (iii) the suspected presence, release or threatened release of or the exposure to any Hazardous Materials on, under, in or from the Leased Real Property, or any formerly owned, leased, occupied or used real property or from any product manufactured or sold by the Company, nor does there exist any valid basis for any such Order, notice of violation, notice of potential responsible party liability or Proceeding (collectively “Environmental Claims”).

(c) Neither the Company nor any of its predecessors or Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any Person to, any Hazardous Material, or owned or operated any real property or facility contaminated by any Hazardous Material, so as to have given or as may give rise to any liabilities (contingent or otherwise), including any investigatory, corrective or remedial obligations, pursuant to Environmental Laws.

(d) The Company has not assumed, undertaken, become subject to, or provided an indemnity with respect to any liability, including any investigative, corrective or remedial obligation, of any other Person relating to Environmental Laws.

(e) There are and were no underground storage tanks currently or formerly located on the Leased Real Property used or formerly used by the Company for the purpose of storing any Hazardous Material. There is no asbestos-containing building material on the Leased Real Property or the Leasehold Improvements, and no asbestos abatement or remediation work has been performed on the Leased Real Property. There is no PCB-containing equipment or PCB-containing material located on the Leased Real Property or the Leasehold Improvements.

(f) The Company has furnished to Buyer true and complete copies of all environmental audits, reports, Order arising under Environmental Laws, documents and pleadings related to any Environmental Claim and other material environmental documents relating to the Company and each of their predecessors and Affiliates, the Leased Real Property and each of their respective past properties, facilities or operations, that are in their possession, custody or control.

Section 3.18 Affiliated Transactions. Except as set forth on Schedule 3.18, no Insider is a party to any Contract or other transaction with the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company.

Section 3.19 Indebtedness. Except as set forth on Schedule 3.19, the Company has no Indebtedness.

Section 3.20 Product Liability. The Company does not have any liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any products manufactured, sold or delivered by the Company or with respect to any services rendered by the Company. Each product sold or delivered and each service rendered by the Company has been in conformity in all respects with contractual commitments and express and implied warranties and the Company does not have any liability or obligation for replacement thereof. There have been and there are no product recalls or withdrawals or requests for product recalls or withdrawals by any Governmental Entity or by any customer of the Company.

Section 3.21 Bank Accounts; Identification Numbers. Schedule 3.21(a) sets forth a true, complete and correct list of all banks or other financial institutions with which the Company has an account, showing the type and account number of each such account, and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith. Schedule 3.21(b) sets forth a true, complete and correct list of all employer identification numbers and state identification numbers of the Company.

Section 3.22 Organization; Authorization. Each Member has the legal capacity to enter into this Agreement, and all other agreements contemplated hereby to which such Member is a party, and perform such Member’s obligations hereunder and thereunder. This Agreement, and all other agreements contemplated hereby to which each Member is a party, have been duly executed and delivered by such Member and constitute the legal, valid and binding obligations of such Member, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.23 No Other Representations or Warranties. Except for the representations and warranties made by the Company, Cannabist and the Members in this Article III (as qualified by the Schedules), neither the Company nor any Member or other Person makes any other express or implied representation or warranty, either written or oral, with respect to the Company, the Members or the Equity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to the Members, Cannabist and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby represents and warrants that each of the following representations are true and correct as of the date hereof until and including the Closing Date:

Section 4.1 Organization; Authorization. Buyer is a limited liability company duly formed under the Laws of the State of Arizona with full limited liability company power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer and no other Proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby. This Agreement and the other agreements contemplated hereby to be executed and delivered by Buyer constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2 Non-contravention. Other than the Arizona Transaction Approval and in connection with Parent’s outstanding credit facility, the execution, delivery and performance of this Agreement and any related agreements and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not (a) require the authorization, consent or approval of, an exemption or waiver from, notice or declaration to, or the filing of any document or with, or the payment of any amounts to, any Person, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both) the governing documents of Buyer or (c) violate any Law or Order (other than Federal Cannabis Laws).

Section 4.3 Sufficiency of Funds. Buyer will have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated hereby.

Section 4.4 No Other Representations or Warranties. Each of Buyer and Parent has conducted its own independent review and analysis of the Equity and acknowledges that it has been provided with access to the properties, premises and records of the Company for this purpose. In entering into this Agreement, each of Buyer and Parent relied solely upon its own investigation and analysis and the representations and warranties of the Company, Cannabist and the Members set forth in this Agreement, and each of Buyer and Parent acknowledges and agrees that, except for the representations and warranties made by the Company, Cannabist and the Members in Article III (as qualified by the Schedules), neither Cannabist, the Company, nor the Members or other Person makes any other express or implied representation or warranty, either written or oral, with respect to the Company or the Equity, and each of Buyer and Parent has not relied upon and is not relying upon any other express or implied representation or warranty, either written or oral, or any other information or communications in its determination to effect the transactions contemplated by this Agreement.

ARTICLE V

PRE-CLOSING COVENANTS

Section 5.1 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise consented to in writing by Buyer, the Company shall conduct its business and the affairs in the Ordinary Course of Business. Without limiting the foregoing, from the date hereof until the Closing Date, the Company shall:

(a) pay its debts, Taxes, and other obligations when due;

(b) maintain the assets owned, operated, or used by it in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear and the sale of inventory and other assets in the Ordinary Course of Business;

(c) (i) perform all of its obligations under all Material Contracts in the Ordinary Course of Business and (ii) not enter into, terminate, materially amend or waive any Material Contract (other than renewals and extensions in the Ordinary Course of Business);

(d) maintain its books and records in the Ordinary Course of Business;

(e) use its commercially reasonable efforts to maintain its existing relations with its Business Relations and employees;

(f) not take or permit any action that would cause any changes, events, or conditions that could reasonably expect to have, individually or in the aggregate, a Material Adverse Effect;

(g) not issue, sell, grant, dispose of, pledge or otherwise encumber any Equity, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any Equity, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts of any character to purchase or acquire any Equity, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any Equity, voting securities or equity interests;

(h) not (i) redeem, purchase or otherwise acquire any of its outstanding Equity, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other Contracts or acquire any Equity, voting securities or equity interests or (ii) form any subsidiary;

(i) not split, combine, subdivide or reclassify any Equity;

(j) not incur or assume any Indebtedness or guarantee any indebtedness of another Person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or cancel or compromise any debt or claim or waive or release any material right of the Company regarding such debt;

(k) not commit to make any capital expenditure after the Closing Date;

(l) not directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest in any Person;

(m) not make any loan or advance to or investment in any Person;

(n) not (i) hire any employees other than in the Ordinary Course of Business, (ii) increase the compensation payable or to become payable by the Company other than in the Ordinary Course of Business, (iii) grant any bonus, benefit or other direct or indirect compensation to any employees other than to new employees or as provided for under any Company Employee Benefit Plan(s) in existence as of the date hereof, (iv) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for or with any employees or otherwise modify or amend or terminate any such plan or arrangement, or (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar Contract (or amend any such Contract);

(o) not change or revoke any election concerning Taxes, file any amended Tax Return, enter into any closing agreement or waiver or extension of the statute of limitations period with respect to any Tax Proceeding, settle any Tax Proceeding or obtain any Tax ruling, change of any method of accounting of the Company for Tax purposes, change any annual accounting period of the Company with respect to any Tax or make any election with respect to Taxes that is outside the Ordinary Course of Business;

(p) not make any changes in accounting methods, principles or practices, except as may be required by a change in GAAP or applicable Law;

(q) not amend any Company Governing Documents;

(r) not adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization;

(s) not acquire or dispose of any properties or assets outside the Ordinary Course of Business;

(t) not allow any properties or assets become subject to a Lien;

(u) not settle, compromise or initiate any Proceeding;

(v) not declare, set aside, establish a record date for, make or pay and dividend or distribution (whether payable in cash, equity, property or a combination thereof) with respect to any of its equity interests, or entered into any Contract with respect thereto; and

(w) upon Buyer’s request, submit to the Arizona Department of Health Services, or such other Governmental Entity as appropriate, any brand, product, or formulation for approval for manufacture and sale in the State of Arizona; provided, however, that the Company may not produce or sell any such brand, product, or formulation prior to the Closing Date.

(x) maintain its Permits and not initiate or cause to be initiated any Proceeding related to or in connection with the grant of Permits by any Governmental Entity pursuant to, in relation to, or otherwise in connection with the Arizona Cannabis Laws.

Section 5.3 Access to Information; Confidentiality.

(a) From the date hereof until the Closing, the Company shall (i) afford Buyer, its Affiliates and their respective representatives reasonable access to and the right to reasonably inspect all of the assets, premises, books and records, Contracts and other documents and data related to the Company or its business; (ii) furnish Buyer, its Affiliates and their respective representatives with such financial, operating, and other data and information related to the Company or its business as Buyer, its Affiliates and their respective representatives may reasonably request; and (iii) instruct the representatives of the Company to reasonably cooperate with Buyer, its Affiliates and their representatives in their investigation of the Company and its business.

(b) The parties hereto agree that the terms of this Agreement and all information exchanged hereto shall be kept confidential by the Parties and their representatives and not disclosed to any other Person without the prior consent of the other party; provided, that each of Cannabist and Buyer and its Affiliates (i) may issue a press release detailing the general terms of the transactions contemplated hereby, which press release may be publicly filed with Cboe, the SEC or other regulatory bodies and (ii) may disclose such information to the extent required by applicable Law or Cboe policy. Notwithstanding the foregoing, nothing in this Section 5.3(b) will prevent any party hereto from making any other public disclosure required by Law or the rules or policies or any stock exchange.

Section 5.4 Notice of Certain Events.

(a) From the date hereof until the Closing, the Company shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event, or action, the existence, occurrence, or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by the Company or the Members hereunder not being true and correct, (C) has resulted in, or could reasonably be expected to result in a breach of this Article V or (D) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of, or any notice or payment to, such Person is or may be required in connection with the transactions contemplated hereby;

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated hereby; and

(iv) Any Proceedings commenced or threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed in the Schedules or that relates to the consummation of the transactions contemplated hereby.

(b) Within 15 calendar days of the end of each month, the Company shall deliver (or cause to be delivered) to Buyer the applicable financial statements of the Company with respect to each such monthly period and a certificate of an officer of the Company certifying that such financial statements meet the standards set forth in Section 3.4(a).

Section 5.5 Governmental Approvals.

(a) Each Party shall, as promptly as possible following the execution of this Agreement, (i) make, or cause to be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates or any rules or policies of any stock exchange (including those required to obtain the Arizona Transaction Approval); and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, and approvals from all Governmental Entities that may be or become necessary in connection with the execution and delivery of this Agreement and the performance of his, her or its obligations pursuant to this Agreement and any other certificate, agreement, document, or instrument to be executed and delivered by it in connection with the transactions contemplated hereby (including those required to obtain the Arizona Transaction Approval). Each Party shall cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders, and approvals. The Parties shall not willfully take any action that will have the effect of delaying, impairing, or impeding the receipt of any required consents, authorizations, orders, and approvals.

(b) Without limiting the generality of the undertakings of the Parties pursuant to clause (a) above, each of the Parties shall use all commercially reasonable efforts to:

(i) respond to any inquires by any Governmental Entity regarding matters with respect to the transactions contemplated hereby;

(ii) avoid the imposition of any Order or the taking of any action that would restrain, alter or enjoin the transactions contemplated hereby; and

(iii) In the event any Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby has been issued, have such Order vacated or lifted.

Section 5.6 No Solicitation by the Company. During the period beginning on the date hereof and ending at the Closing or the date this Agreement terminates, the Company and each Member shall not and shall not permit any of their respective representatives to, directly or indirectly, (a) initiate, solicit or knowingly encourage (including by way of furnishing nonpublic information or assistance) any inquiries relating to an Acquisition Proposal or the making of any Acquisition Proposal, (b) enter into discussions or negotiate with any Person in furtherance of such inquiries or with respect to an Acquisition Proposal, or (c) enter into any letter of intent, Contract or any agreement in principle or arrangement relating to an Acquisition Proposal. The Company and each Member further agrees that it shall promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal) notify Buyer after receipt of any Acquisition Proposal, or any request for non-public information relating to the Company or its business with respect to an Acquisition Proposal, or for access to the properties, books or records of the Company by any Person that has made, or is reasonably expected to make, an Acquisition Proposal. The Company and each Member agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date hereof with any parties other than Buyer with respect to any of the foregoing.

Section 5.7 Security Interest. Section 5.8

(a) As collateral security for the performance in full of all the obligations of the Company and CC AT under this Agreement until the earlier of (1) the Closing, (2) in the event of termination of this Agreement under Article VIII herein, the Company’s and CC AT’s repayment of the Deposit owed to Buyer, and (3) termination of this Agreement for failure to pay the Deposit under Section 2.5(c)(i)):

(i) the Company hereby pledges and assigns to Buyer, and grants to Buyer a Lien on and continuing security interest in, and a right to set off against, any and all of the Company’s right, title and interest in and to all of the following tangible and intangible personal property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Company Collateral”): all cash, currency, and cash equivalents, all Accounts, all Inventory, all Contract rights, all Equipment, all Goods, all Instruments (including promissory notes), all Chattel Paper (including Electronic Chattel Paper and Tangible Chattel Paper), all Fixtures, all Commercial Tort Claims (including Proceedings), all Deposit Accounts, all Documents, all General Intangibles, all Permits, all Intellectual Property and software, owned or controlled by the Company as well as all licenses to third party Intellectual Property and software held by the Company, all Investment Property, all Payment Intangibles, all Securities Accounts and Commodities Accounts, all Supporting Obligations, all books and records related to the foregoing, all Accessions, and to the extent not otherwise included above, all Proceeds (including insurance Proceeds), products, accessions, rents and profits of or in respect of any of the foregoing; and

(ii) CC AT hereby pledges and assigns to Buyer, and grants to Buyer a Lien on and continuing security interest in, and a right to set off against any and all of CC AT’s right, title and interest in and to all of the following, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”; together with the Company Collateral, collectively, the “Collateral”): all Equity owned or hereafter acquired by CC AT in the Company including, without limitation, the certificates representing such Equity, if certificated, any interest of CC AT on the books and records of the Company, and any securities entitlements relating to the Equity, all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of or all of the Equity and any other warrant, right or option or other agreement to acquire any of the foregoing, all management rights, all voting rights, any interest in any capital account of CC AT in the Company on account of the Equity, all rights as and to become a member or stockholder of the Company as a holder of such Equity, all rights of CC AT under any shareholder, equityholder or voting trust agreement or similar agreement relating to the Equity, all of CCAT’s right, title and interest relating to the Equity, as a member, unit holder, or manager, to any and all assets or properties of Company, all other rights, powers, privileges, interests, claims and other property in any manner arising out of or relating to any of the foregoing, all Accessions, and to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.

(iii) Capitalized terms used in this Section 5.7 that are not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Uniform Commercial Code as in effect from time to time in the State of New York (the “UCC”), except as such term may be used in connection with the perfection of the Collateral and then the applicable jurisdiction with respect to such affected Collateral shall apply.

(iv) This Agreement creates a valid Lien and security interest in favor of the Buyer in the (A) Company Collateral of the Company and (b) the Pledged Collateral of CC AT and, when properly perfected by filing, shall constitute a valid and perfected, Lien and security interest in such Collateral (including all uncertificated equity consisting of partnership or limited liability company interests that do not constitute Securities).

(b) Each of Company and CC AT acknowledge and agree that there are no restrictions in its organizational documents or any other agreement which would limit or restrict (i) the grant of a Lien and security interest in the Collateral pursuant to this Agreement, (ii) the perfection of the Lien and security interest in the Collateral or (iii) the exercise of any of Buyer’s remedies (including all voting and management rights in respect of the Pledged Collateral), in respect of such Lien and security interest in the Collateral as contemplated by this Agreement.

(c) The Company and CC AT, as applicable shall cause the and Lien security interests granted under this Section 5.7 to be perfected in Buyer as of the date hereof and continuing until the earlier of (1) the Closing, (2) the return of the Deposit in full to the Buyer, and (3) termination of this Agreement for failure to pay the Deposit under Section 2.5(c)(i). As of the date hereof CC AT shall deliver to Buyer stock certificates evidencing the Equity, if certificated, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank. The Company hereby irrevocably authorizes Buyer at any time and from time to time to file in any applicable filing office prescribed, any financing statements (including continuation statements) or amendments thereof or supplements thereto or other forms or instruments, or similar filing (i) describing the Company Collateral in the same manner as described herein or contains an indication or description of the Company Collateral that describes such property in any other manner as the Buyer may determine, including without limitation, “all personal property, whether now owned or hereafter acquired”, or “all assets, whether now owned or hereafter acquired” or words of similar effect (or as being of equal or lesser scope or with greater detail) or (ii) that contains any information required by the UCC as in effect from time to time as adopted by any relevant jurisdiction for the sufficiency or filing office acceptance. CC AT hereby irrevocably authorizes Buyer at any time and from time to time to file in any applicable filing office prescribed, any financing statements (including continuation statements) or amendments thereof or supplements thereto, or other forms or instruments or similar filing (A) describing the Pledged Collateral in the same manner as described herein or contains an indication or description of the Pledged Collateral that describes such property in any other manner as the Buyer may determine or (B) that contains any information required by the UCC as in effect from time to time as adopted by any relevant jurisdiction for the sufficiency or filing office acceptance.

(d) Automatically upon the earlier of (1) the Closing, (2) the return of the Deposit in full to the Buyer, and (3) termination of this Agreement for failure to pay the Deposit under Section 2.5(c)(i), all security interests, liens, mortgages, pledges, charges and other encumbrances granted to the Buyer in connection with this Agreement shall be automatically released and terminated without any further action by any Person; provided, however, in the event that the security interests are released pursuant to this Section 5.7(d) in connection with the Closing, this release shall only apply with respect to the security interests granted by CC AT. At the expense of the Buyer, the Buyer will promptly upon such termination deliver any such UCC-3 termination statements or other release documents as are reasonably required to release the security interests and liens previously filed by the Buyer or on the Buyer’s behalf under this Agreement. Upon such automatic release and termination of the security interests and liens, the Buyer hereby authorizes the Member (or any designee of the Member) to file those certain UCC-3 termination statements and any other lien release or terminations instruments reasonably necessary to release the security interests and liens previously filed by the Buyer or on the Buyer’s behalf under this Agreement.

(e) CC AT has caused the Company to amend or to otherwise modify its organizational documents, books, records, and related agreements, documents, and instruments, as applicable, to reflect the rights and interests of the Buyer hereunder, and to the extent required to enable and empower the Buyer to exercise and enforce its rights and remedies hereunder in respect of the Pledged Collateral. The Company, as issuer of the Equity, has by execution of this Agreement, acknowledged, consented and agreed that the Company may, and the other Members and the board of directors of the Company, on behalf of Company, has by written consent authorized CC AT to, grant a Lien and security interest in the Pledged Collateral pursuant to this Agreement, together with all rights accompanying such Lien and security interest as provided in this Agreement and under applicable Law.

(f) The Company and CC AT further agree upon the request of Buyer, to take any and all other actions as Buyer may determine to be reasonably necessary for the attachment, perfection and first priority of Buyer’s security interest in any and all of the Collateral, including without limitation, (i) executing and delivering and where appropriate filing financing statements and amendments relating thereto under the UCC to the extent, if any, that the Company’s or CC AT’s signature thereon is required therefor and (ii) complying with any provision of any statute, regulation or treaty as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Buyer to enforce, its Lien and security interest in such Collateral.

(g) The Company and CC AT acknowledge and agree that the Buyer shall have in addition to the rights and remedies provided herein, in any other document related to the transactions described herein, or by applicable Law, (including, but not limited to, levy of attachment, garnishment and the rights and remedies set forth in the UCC of the jurisdiction applicable to the affected Collateral), the rights and remedies of a secured party under the UCC (regardless of whether the UCC is the law of the jurisdiction where the rights and remedies are asserted and regardless of whether the UCC applies to the affected Collateral), and further, may, with or without judicial process, notice, demand or the aid and assistance of others, all of which are irrevocably waived by the Company and CC AT, take any action with respect to the Collateral to protect its Lien and security interest in such Collateral. In order to permit the Buyer to enforce its Lien and security interest in the Pledged Collateral, CC AT hereby grants to Buyer a proxy to exercise all voting rights with respect to the Equity that CC AT now owns or hereafter acquires. This proxy is valid and irrevocable. This proxy runs with the Equity and binds all future owners of the Equity. This proxy also runs with the Lien and security interest granted herein, and may be exercised by any assignee of the security interest.

(h) Notwithstanding the foregoing, this Agreement shall continue to be effective or shall be automatically reinstated, as the case may be, if at all or any of the obligations under this Agreement or the transactions contemplated herein, in whole or in part, are rescinded or must otherwise be restored for any reason, including as a preference, fraudulent conveyance, or otherwise under any debtor relief Law. CC AT and Company acknowledge and agree that in the event all or any part of the obligations under this Agreement or the transactions contemplated herein are rescinded or must be restored for any reason, all reasonable costs and expenses (including, without limitation, any reasonable legal fees and disbursements), incurred by the Buyer in defending and enforcing such reinstatement shall be deemed to be included as a part of the obligations secured by the Collateral.

Section 5.9 Closing Conditions. Section 5.10 From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date. Notwithstanding the foregoing and except with respect to fraud or intentional misrepresentation, no Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) or Section 6.2(a)(A) unless written notice of a claim thereof is delivered to the Party against whom such indemnity may be sought prior to (a) with respect to the Fundamental Representations, the date that is 60 calendar days after the expiration of the applicable statute of limitations (including any extension, waiver, mitigation, or tolling thereof) and (b) with respect to all other representations and warranties, the date that is 18 months after the Closing Date (the “Survival Period”). Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under Section 6.2(a)(i) or Section 6.2(a)(A), and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 6.1 if notice of the actual or potential inaccuracy or breach thereof giving rise to such right or alleged right of indemnity shall have been given to the applicable Party prior to such time, and any such representation or warranty, and the right to indemnity with respect thereto, shall survive until the claim for indemnity with respect to such inaccuracy or breach is finally resolved and any applicable obligation to remedy such inaccuracy or breach has been fully satisfied. To the extent the survival periods of the representations and warranties as set forth in this Section 6.1 are greater than or less than the survival period under the applicable statute of limitations, the Parties expressly acknowledge and agree that the survival periods set forth in this Section 6.1 are intended to alter such applicable statutes of limitations. The representations and warranties made by the Company and the Members in this Agreement and in any certificate delivered by the Company or any Member shall in no event be affected by (i) any investigation, inquiry or examination made for or on behalf of any of the Buyer Indemnified Parties, (ii) any knowledge of any of the Buyer Indemnified Parties or their respective officers, directors, managers, equityholders, employees or agents or (iii) the acceptance by Buyer of any certificate hereunder.

Section 6.2 General Indemnification.

(a) Cannabist and each Member, on a joint and several basis, shall indemnify the Buyer Indemnified Parties and save and hold each of them harmless from and against, and pay on behalf of or reimburse such Buyer Indemnified Parties for any and all Losses which any such Buyer Indemnified Party may suffer, sustain or become subject to as a result of, arising from, in connection with, by virtue of or related to (i) any breach or inaccuracy of any representation or warranty made by the Cannabist, the Company or the Members in this Agreement, including Article III, or in any certificate furnished by or on behalf of the Company or the Members pursuant to this Agreement, (ii) any breach or non-fulfillment of any covenant, agreement or other provision by Cannabist, the Company or the Members under this Agreement, (iii) any Transaction Expenses to the extent not included in Final Transaction Expenses, (iv) any Transaction Payments to the extent not included in Final Transaction Payments, (v) any Indebtedness to the extent not included in Final Indebtedness, (vi) any Buyer Tax Losses, (vii) any information, calculation or determination set forth in the Funds Flow or instructions provided by Cannabist or the Company with respect to the payment of the Deposit, Purchase Price or any alleged inaccuracy, discrepancy or impropriety with respect to any of the foregoing, (viii) Cannabist’s or its Affiliates Indebtedness, including the Notes, (ix) the Master Lease Agreement, to the extent not assigned to the Company pursuant to Section 2.5(b)(xx), and (x) Losses actually incurred and resulting from the claims set forth on Schedule 3.11. Notwithstanding anything herein to the contrary, for purposes of determining whether there has been a breach or inaccuracy of any representation or warranty and determining the amount of any Losses that are the subject matter of any indemnification claim hereunder, each representation and warranty in this Agreement shall be read without giving effect to any qualification or limitation as to materiality, Material Adverse Effect or words of similar import contained in any such representation or warranty. Buyer shall indemnify the Members and save and hold the Members harmless from and against, and pay on behalf of or reimburse the Members for any and all Losses which the Members may suffer, sustain or become subject to as a result of, arising from, in connection with, by virtue of or related to (A) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement, including Article IV, or in any certificate furnished by or on behalf of Buyer pursuant to this Agreement, and (B) any breach or non-fulfillment of any covenant, agreement or other provision by Buyer under this Agreement.

(b) Cannabist and the Members shall not be liable to the Buyer Indemnified Parties for any Loss (i) pursuant to Section 6.2(a)(i) (other than with respect to the Fundamental Representations) until the aggregate amount of all Losses that Cannabist and the Members would, but for this clause (i), be liable for exceeds $10,000 in the aggregate (the “Basket Amount”); provided, however, that Cannabist and the Members shall then be liable for the full amount of such Losses back to dollar one; or (ii) to the extent the aggregate amount of all Losses previously indemnified by Cannabist and the Members pursuant to Section 6.2(a)(i) exceeds $6,120,481.20 (the “Cap”). Buyer shall not be liable to the Members for any Loss (A) pursuant to Section 6.2(a)(A) until the aggregate amount of all Losses that the Buyer would, but for this clause (A), be liable for exceeds the Basket Amount; provided, however, that Buyer shall then be liable for the full amount of such Losses back to dollar one; or (B) to the extent the aggregate amount of all Losses previously indemnified by Buyer pursuant to Section 6.2(a)(A) exceeds the Cap. Notwithstanding anything to the contrary contained herein, the Basket Amount and the Cap shall not apply with respect to any Loss arising from (and such Loss shall not be counted toward the Cap) fraud or intentional misrepresentation.

(c) Any Losses for which the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 6.2(a) shall be satisfied pursuant to Section 6.2(e).

(d) No Party shall be entitled to a rescission of this Agreement (or any related agreements).

(e) Any payment to be made by Cannabist or any Member with respect to any indemnification obligations for Losses pursuant to this Article VI shall be satisfied, in Buyer’s sole discretion, (i) by deducting such amount from the amount due to CC VA under the Promissory Note in the order of interest due and owing and then in the order of maturities, (ii) directly against Cannabist and the Members on a joint and several basis, or (iii) by any combination of the foregoing. Any payments to be made by any Party pursuant to Article VI shall be paid by wire transfer of immediately available funds within five calendar days after the determination of such payment obligation.

(f) The amount of any Loss for which indemnification is provided under this Article VI shall be net of any amounts actually received by the indemnified Party as a result of such Loss under insurance policies or other third party sources of reimbursement or indemnification (with such amount, for the avoidance of doubt, reduced by any fees or expenses (including any payment with respect to attorneys’ fees and disbursements and/or any increase in insurance premiums) incurred in obtaining such recovery; provided, however, that in no event shall any indemnified Party be required to seek any recovery under any insurance policy or otherwise as a condition to receiving indemnification under this Article VI.

(g) No Party shall be entitled to double recovery for any adjustments to consideration provided for hereunder or for any indemnifiable Losses even though such Losses, or any other incident, may have result from the breach of more than one of the representations, warranties and covenants, or any other indemnity, under this Agreement or any related agreement.

(h) All indemnification payments under this Agreement shall be treated as adjustments to the Purchase Price for all relevant Tax purposes.

(i) The procedure for indemnification shall be as set forth in this Section 6.2 and Section 6.4.

Section 6.3 Certain Tax Matters.

(a) The parties agree as follows:

(i) Without the written consent of Buyer, Cannabist and the Members (and, prior to the Closing, the Company and its Affiliates) shall not, to the extent it may affect, or relate to, the Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability of Buyer, Buyer’s Affiliates or the Company after the Closing Date.

(ii) The Members, at their sole cost and expense, shall (A) prepare any IRS Form 1120 (and any comparable state and local Tax Returns) of the Company that relate solely to any Pre-Closing Tax Period (the “Member Prepared Returns”); and (B) timely pay all Taxes that are shown as payable with respect to any Member Prepared Returns. All Member Prepared Returns shall be prepared in accordance with existing procedures and practices of the Company, unless otherwise required by Law. Each Member Prepared Return filed after the Closing Date shall be submitted to Buyer for Buyer’s review and comment at least 30 days prior to the due date of the Tax Return. The Members shall incorporate any reasonable comments made by Buyer in the final Tax Return prior to filing. No Member Prepared Return may be amended after the Closing without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii) Buyer shall cause the Company to prepare and timely file all Tax Returns (other than the Member Prepared Returns) of the Company due after the Closing Date (the “Buyer Prepared Returns”). To the extent that a Member Prepared Return relates solely to a Pre-Closing Tax Period, such Tax Return shall be prepared on a basis consistent with existing procedures and practices of the Company, unless otherwise required by Law. Each Buyer Prepared Return that shows an Indemnified Tax shall be submitted to Cannabist for Cannabist’s review and comment at least 30 days prior to the due date of the Tax Return (or, with respect to any Buyer Prepared Return that is not an income Tax Return, within a reasonable time prior to the due date of the Tax Return). Buyer shall incorporate any reasonable comments made by Cannabist in the final Tax Return prior to filing. No failure or delay of Buyer in providing Buyer Prepared Returns for Cannabist to review shall reduce or otherwise affect the obligations or liabilities of the Members pursuant to this Agreement.

(b) The Members, Cannabist, Buyer and the Company each shall (i) assist in the preparation and timely filing of any Tax Return of the Company pursuant to this Section 6.3; (ii) assist in any audit or other legal Proceeding with respect to Taxes or Tax Returns of the Company addressed by this Section 6.3; (iii) make available any information, records, or other documents relating to any Taxes or Tax Returns of the Company with respect to any Pre-Closing Tax Period or Straddle Period; and (iv) provide any information in their possession and control necessary or reasonably requested to allow Buyer or the Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws with respect to the transactions contemplated by this Agreement or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(c) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period (or the portion of any Straddle Period ending on or prior to the Closing Date) the Parties agree as follows:

(i) In the case of property Taxes and other similar Taxes imposed on a periodic basis for a Straddle Period, the amounts that are attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by multiplying the Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

(ii) In the case of Taxes in the form of interest or penalties, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period (or the portion of the Straddle Period ending on the Closing Date) to the extent relating to a Tax for a Pre-Closing Tax Period (or portion of a Straddle Period ending on the Closing Date) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(iii) In the case of Taxes imposed on the Company or Buyer or any other Buyer Indemnified Party as a result of income of any Flow-Thru Entity owned by the Company realized prior to the Closing Date (such income being computed assuming the Flow-Thru Entity had a year that ends on the Closing Date and closed its books), all such Taxes shall be treated as Taxes of the Company for a Pre-Closing Tax Period.

(iv) In the case of Taxes imposed on the Company with respect to the payment of any Transaction Expenses (other than Transaction Expenses incurred subsequent to the Closing at the discretion of Buyer), such Taxes shall be treated as Taxes of the Company for a Pre-Closing Tax Period.

(v) In the case of all other Taxes for a Straddle Period (including income Taxes, employment Taxes, and sales and use Taxes) the amount attributable to the portion of the Straddle Period ending on the Closing Date shall be determined as if the Company filed a separate Tax Return with respect to such Taxes for the portion of the Straddle Period ending as of the end of the day on the Closing Date using a “closing of the books methodology.” For purposes of this clause (v), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes.

(d) If any Governmental Entity issues to the Company (i) a written notice of its intent to audit or conduct another Proceeding with respect to Taxes for any Pre-Closing Tax Period or Straddle Period or (ii) a written notice of deficiency for Taxes for any Pre-Closing Tax Period or Straddle Period, Buyer shall notify the Members of its receipt of such communication from the Governmental Entity within 30 days of receipt. No failure or delay of Buyer in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Members pursuant to this Agreement. The Company shall control any audit or other Proceeding in respect of any Tax Return or Taxes of the Company (a “Tax Contest”); provided, however, that (A) the Members, at their sole cost and expense, shall have the right to participate in any such Tax Contest to the extent it relates to a Pre-Closing Tax Period or Straddle Period; (B) Buyer shall not allow the Company to settle or otherwise resolve any Tax Contest if such settlement or other resolution relates solely to Taxes for a Pre-Closing Tax Period without the consent of Cannabist (which shall not be unreasonably withheld, delayed or conditioned).

(e) All federal, state, local, non-U.S. transfer, excise, sales, use, ad valorem, value added, registration, stamp, recording, property and similar Taxes or fees applicable to, imposed upon, or arising out of the transfer of the Equity or any other transaction contemplated by this Agreement and all related interest and penalties (collectively, “Transfer Taxes”) shall be paid by the Members.

(f) To the extent there is a conflict between this Section 6.3 and Section 6.4 with respect to Taxes or any Tax matter, the provisions of this Section 6.3 shall control.

Section 6.4 Indemnification Procedures.

(a) Notice of Claims; Assumption of Defense. The indemnified Party shall give notice to the indemnifying Party, in accordance with the terms of Section 9.2, of the assertion of any claim, or the commencement of any Proceeding by any Person, in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefor and giving the indemnifying Party such information with respect thereto as the indemnifying Party may reasonably request, but the failure to give such notice shall not be a condition precedent to indemnification hereunder except and only to the extent that the indemnifying Party is prejudiced by reason of such failure. The indemnifying Party may, at its own expense, (a) participate in the defense of any Proceeding asserted by a Person that is not a party to this Agreement (a “Third Party Claim”) and (b) upon notice to the indemnified Party and the indemnifying Party’s written agreement that the indemnified Party is entitled to indemnification pursuant to this Agreement for all of the indemnified Party’s Losses arising out of such Third Party Claim, at any time during the course of any such Third Party Claim, assume the defense thereof; provided, however, that (i) the indemnifying Party’s counsel has been approved by the indemnified Party (such approval not to be unreasonably withheld, conditioned or delayed); (ii) the indemnifying Party has confirmed in writing its responsibility for all such Losses to such indemnified Party under this Agreement; (iii) the indemnifying Party shall thereafter consult with the indemnified Party upon the indemnified Party’s reasonable request for such consultation from time to time with respect to such Third Party Claim; (iv) such Third Party Claim involves (and continues to involve) solely monetary damages that are not reasonably likely to exceed the then remaining amount due to CC VA under the Promissory Note; and (v) such Third Party Claim does not relate to or arise in connection with any criminal Proceeding. Notwithstanding the foregoing, if the Members are the indemnifying Party, neither any Member nor Cannabist shall be entitled to assume such defense if Buyer reasonably believes that such assumption may adversely affect in any material respect the Company, including any adverse effect upon the Company’s commercial relationships or relationships with any Governmental Entity. If the indemnifying Party assumes such defense, the indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party. If, however, in the opinion of the indemnified Party’s counsel, the representation by the indemnifying Party’s counsel of both the indemnifying Party and the indemnified Party would present such counsel with a conflict of interest, then such indemnified Party may employ separate counsel to represent or defend it in any such Third Party Claim and the indemnifying Party shall pay the fees and disbursements of such separate counsel. Whether or not the indemnifying Party chooses to defend or prosecute any such Third Party Claim, all of the Parties shall cooperate in the defense or prosecution thereof.

(b) Settlement or Compromise. Any settlement or compromise made or caused to be made by the indemnified Party or the indemnifying Party, as the case may be, of any such Third Party Claim shall also be binding upon the indemnifying Party or the indemnified Party, as the case may be, in the same manner as if a final Order had been entered by a court of competent jurisdiction in the amount of such settlement or compromise; provided, however, that the indemnifying Party shall not settle or compromise any such Third Party Claim, or otherwise acknowledge or admit the validity of such claim or any liability in respect thereof if such settlement, compromise, acknowledgement or admission (i) would result in an Order, injunction or other equitable remedy in respect of the indemnified Party or would otherwise have a direct adverse effect upon the indemnified Party’s continuing operations, (ii) would give rise to any liability on the part of the indemnified Party for which the indemnifying Party shall have not agreed in writing that such indemnifying Party is solely obligated to satisfy and discharge such Third Party Claim, (iii) would result in liabilities which, taken together with other existing claims under this Article VI, would not be fully indemnified hereunder, (iv) would reasonably be expected to increase the liability of the indemnified Party for Taxes after the Closing Date, (v) does not expressly and unconditionally release the indemnified Party from all liabilities with respect to such Third Party Claim or (vi) includes any statement or an admission of fact as to the culpability or failure to act by or on behalf of the indemnified Party; in each case, without the prior written consent of the indemnified Party. The indemnified Party will give the indemnifying Party at least 30 days’ notice of any proposed settlement or compromise of any Third Party Claim it is defending, during which time the indemnifying Party may assume the defense of, and responsibility for, such Third Party Claim and if it does so the proposed settlement or compromise may not be made. In the event that Cannabist, on behalf of the Members as the indemnifying Party, has affirmatively consented in writing to the settlement of a Third Party Claim, the Members shall have no power or authority to object to the recovery by the Buyer Indemnified Parties of the amount of such settlement pursuant to this Article VI.

(c) Failure of Indemnifying Party to Act. In the event that the indemnifying Party does not elect to assume the defense of any Third Party Claim, then any failure of the indemnified Party to defend or to participate in the defense of any such Third Party Claim or to cause the same to be done, shall not relieve the indemnifying Party of its obligations hereunder; provided, however, that the indemnified Party shall have given the indemnifying Party at least 30 days’ notice of its proposed failure to defend or participate and affords the indemnifying Party the opportunity to assume the defense thereof prior to the end of such period.

(d) Procedure for Indemnification. Upon becoming aware of a claim for indemnification hereunder (whether as a result of any Third Party Claim or in connection with any Losses incurred by an indemnified Party pursuant to this Article VI or otherwise), the indemnified Party shall give, in accordance with the terms of Section 9.2, notice of such claim (a “Claim Notice”) to the indemnifying Party, providing reasonable detail of how the claim has arisen and an estimate of the amount the indemnified Party reasonably anticipates that it will be entitled to on account of indemnification by the indemnifying Party. If the indemnifying Party does not object to such indemnification claim within 30 days of receiving notice thereof, the amount of such Claim Notice shall be deemed final and undisputed and the indemnified Party shall be entitled to recover the amount of such claim. If the indemnifying Party objects to such indemnification claim (by notifying the indemnified Party within 30 days (such notice, an “Objection Notice”) of receiving a Claim Notice), the Parties shall attempt to resolve such claim in good faith within 30 days of the date of the Objection Notice. If the Parties are unable to resolve such claim, the indemnified Party shall be free to pursue such remedies as may be available on the terms and subject to the provision of this Agreement.

Section 6.5 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation, documentation and execution of this Agreement and the agreements contemplated hereunder, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby.

Section 6.6 Further Assurance and Post-Closing Actions; Disclosure.

(a) The Members, Cannabist and the Company shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by Buyer, to consummate, confirm or evidence the transactions contemplated hereby and carry out the purposes of this Agreement.

(b) The Company, Cannabist and the Members consent: (i) to the disclosure of certain information regarding them and the transactions contemplated by this Agreement to Cboe and the SEC, including as may be required by the Securities Laws in any filing with the SEC, Cboe, or other applicable securities regulator; and (B) to the collection, use and disclosure of their information by Cboe, the SEC or the applicable securities commission or as otherwise identified by Cboe, the SEC or applicable securities commissions, from time to time.

Section 6.7 Restrictive Covenants.

(a) Confidentiality.

(i) Cannabist and each Member covenants that each shall, and shall cause each of their respective Affiliates and representatives to, not disclose, directly or indirectly, and shall treat and hold as strictly confidential, all Confidential Information and, except as otherwise expressly permitted by this Agreement, refrain from using any Confidential Information (other than for the benefit of the Buyer Group as an employee or consultant thereof after the Closing Date). Upon the request of Buyer at any time after the date hereof, Cannabist and each Member shall each deliver promptly to Buyer or destroy all tangible embodiments (and all copies) of the Confidential Information which are in Cannabist’s or such Member’s possession or under Cannabist’s or such Member’s control and provide confirmation thereof in writing. In the event that Cannabist or any Member or any of their respective Affiliates or representatives is requested or required by a Governmental Entity to disclose any Confidential Information, Cannabist or such Member shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.7(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Cannabist or such Member or any of their respective Affiliates or representatives is compelled to disclose any Confidential Information to any Governmental Entity, Cannabist or such Member, as applicable, may disclose the Confidential Information to the Governmental Entity; provided that Cannabist or such Member, as applicable, shall use their best efforts to obtain an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed. Notwithstanding the foregoing, for purposes of this Agreement, Confidential Information shall not include information which is or becomes generally available to the public other than as a result of a disclosure by Cannabist or any Member or any of their respective Affiliates or representatives in violation of this Agreement or any other confidentiality obligation to which any of them is bound.

(ii) “Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the Company or the business, products, services, research and development, relationships, Intellectual Property and goodwill of the Buyer Group or its suppliers, distributors, customers, contractors, licensors, licensees, agents or other business relations related to the Company acquired by the Buyer Group pursuant to this Agreement (each a “Business Relation”), including: (A) non-public internal business information (including historical and projected financial information and budgets and information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (B) non-public requirements of and specific contractual arrangements with any Business Relation and their confidential information; (C) trade secrets, know-how, source code and methods of operation, techniques, formulae and systems relating to the Buyer Group’s products or services and data, data bases, analyses, records, reports, manuals, documentation and models and relating thereto; (D) inventions, innovations, improvements, developments and all similar or related information (whether or not patentable); (E) non-public corporate business structure and business units of the Buyer Group; and (F) non-public acquisition plans, targets and strategies of the Buyer Group.

(b) Non-Solicitation(c) . Cannabist and each Member covenants that during the period commencing on the Closing Date and ending on the eighteen-month anniversary of the Closing Date (the ”Restricted Period”), Cannabist and such Member shall not, directly or indirectly (e.g., through any other Person, alone or as an equityholder, member, partner, officer, director, manager, investor, agent, independent contractor or employee of any Person), (i) (A) induce or attempt to induce any employee or independent contractor of the Buyer Group who is employed or engaged by the Buyer Group to leave the employ of the Buyer Group, or in any way knowingly interfere with the relationship between the Buyer Group and any employee or independent contractor thereof or (B) hire any employee or independent contractor that is or was, at any time within twelve (12) months of such proposed hiring, employed or engaged by the Buyer Group; (ii) solicit or induce or attempt to solicit or induce any Business Relation to cease or refrain from doing business with, or otherwise modify aversely the business done with, any member of the Buyer Group; or (iii)

in any way interfere with the relationship (or prospective relationship) between any Business Relation and the Buyer Group. Notwithstanding the foregoing, this Section 6.7(b) shall not prevent Cannabist or any Member from contact with any Person seeking employment or hire on their own initiative or through a general solicitation for employment or engagement that is available to the general public (through a newspaper, internet or other similar means) and that is not targeted in any way at the Buyer Group’s employees or service providers.

(d) Non-Disparagement. Each Party covenants that it shall not (and shall direct its directors, officers, and senior management personnel not to), directly or indirectly (e.g., through any other Person, alone or as an equityholder, member, partner, officer, director, manager, investor, agent, independent contractor or employee of any Person), make any derogatory or disparaging statement or communication regarding the other Parties or any of their respect products, services, policies, practices, operations, employees, officers, members, managers, partners, directors or Affiliates.

(e) Remedies. Each Member acknowledges and agrees that money damages would not be an adequate remedy for any breach or threatened breach of the provisions of this Section 6.7 and that, in such event, Buyer, the Company, and their respective successors or assigns shall, in addition to any other rights and remedies existing in their favor, be entitled to specific performance, injunctive or other equitable relief from any court of competent jurisdiction in order to enforce or prevent any violations of the provisions of this Section 6.7 (including the extension of the Restricted Period by a period equal to the length of the court Proceedings necessary to stop such violation). Any injunction shall be available without the posting of any bond or other security and without having to demonstrate irreparable harm. In the event of an alleged breach or violation by Cannabist or any Member of any of the provisions of this Section 6.7, the Restricted Period will be tolled for Cannabist or such Member until such alleged breach or violation is resolved.

(f) Acknowledgment. Cannabist and each Member acknowledges and agrees that (i) during the Restricted Period, the Buyer Group would be irreparably damaged if Cannabist or any Member were to engage in any business competing with the businesses of the Buyer Group in the locations operated by the Company in Arizona prior to the Closing and that any such competition by Cannabist or any Member would result in a significant loss of goodwill by Buyer in respect of the Company for which money damages would be an insufficient remedy, (ii) the value of the Company’s trade secrets and other Confidential Information arises from the fact that such information is not generally known in the marketplace, (iii) the Company’s trade secrets and other Confidential Information will have continuing vitality throughout and beyond the Restricted Period, (iv) Cannabist and each Member has and will have such sufficient knowledge of the Company’s trade secrets and other Confidential Information that, if Cannabist or any Member were to compete with the Company during the Restricted Period, they would cause irreparable harm to the Buyer Group, (v) the covenants and agreements set forth in this Section 6.7 are an additional consideration of the agreements and covenants of Buyer hereunder and were a material inducement to Buyer to enter into this Agreement and to perform their obligations hereunder, and that Buyer and its Affiliates would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties if Cannabist or any Member breached the provisions set forth in this Section 6.7, (vi) the restrictions contained in this Section 6.7 are reasonable in all respects (including, with respect to subject matter, time period and geographical area) and are necessary to protect Buyer’s interest in, and the value of, the Equity and the Company (including, the goodwill inherent therein) and (vii) Cannabist and the Members are primarily responsible for the creation of such value.

(g) Enforcement. If, at the time of enforcement of any of the provisions of this Section 6.7, a court determines that the restrictions stated herein are unreasonable under the circumstances then existing, then the maximum period, scope or geographical area reasonable under the circumstances shall be substituted for the stated period, scope or area and such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope or geographical area permitted by Law. For the avoidance of doubt, the Buyer Group shall include the Company for purposes of this Section 6.7.

Section 6.8 Release.

(a) Effective upon the Closing, Cannabist and each Member (on behalf of their respective heirs, successors, assigns and executors) each hereby irrevocably and unconditionally waives, releases and discharges the Company and the other Buyer Indemnified Parties (and their successors and assigns) from any and all Losses, liabilities and obligations to Cannabist or such Member, as applicable, of any kind or nature whatsoever, whether in such Person’s capacity as a Member hereunder, as an equityholder, director, manager, officer or employee of the Company or otherwise (including in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances prior to the Closing, in each case, relating to the Company, the Equity or any rights or interests therein. Cannabist and each Member shall not seek to recover any amounts in connection therewith or thereunder from Buyer, the Company and/or any other Buyer Indemnified Party (and/or any of their successor or assigns); provided, that this Section 6.8 shall not affect the rights of Cannabist or any Member under this Agreement. Cannabist and each Member represents to Buyer that it has not assigned or transferred, or purported to assign or transfer, to any Person, all or any part of, or any interest in, any Proceeding against the Company and the other Buyer Indemnified Parties, and notwithstanding anything to the contrary in this Agreement, no such assignment or transfer shall be permitted and any purported assignment or transfer shall be legally ineffective.

(b) Without limiting the foregoing, Cannabist and each Member shall not (and shall cause their respective Affiliates to not) make any claim for indemnification against the Company, the other Buyer Indemnified Parties or any of their respective Affiliates by reason of the fact that Cannabist or such Member, as applicable, is or was an equityholder, director, manager, officer, employee or agent of the Company or any of its Affiliates or is or was serving at the request of the Company, the other Buyer Indemnified Parties or any of their respective Affiliates as a equityholder, member, partner, director, manager, officer, employee or agent of another entity with respect to any Proceeding brought by any Buyer Indemnified Party against Cannabist or such Member pursuant to or in connection with this Agreement or applicable Law, and Cannabist and each Member hereby acknowledges and agrees that they shall not have any claim or right to contribution or indemnity from the Company with respect to any amounts paid by them pursuant to or in connection with this Agreement.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) other than with respect to the Federal Cannabis Laws, no Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any Order which is in effect and has the effect of making the transactions contemplated hereby illegal, otherwise restraining or prohibiting consummation of the transactions contemplated hereby, or causing any of the transactions contemplated hereby to be rescinded following completion thereof; and

(b) no injunction or restraining order shall have been issued by any Governmental Entity, and in effect, which restrains or prohibits the transactions contemplated hereby.

Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) the Fundamental Representations shall be true and correct in all respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date).

(b) the representations and warranties set forth in Article III (other than the Fundamental Representations) shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “in all material respects” or “Material Adverse Effect” set forth therein) in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date).

(c) the Company and the Members shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the agreements contemplated hereby to be performed or complied with by him, her or it prior to or on the Closing Date.

(d) the Company shall have delivered (or caused to be delivered) each of the closing deliverables set forth in Section 2.5(b);

(e) there shall not have occurred a Material Adverse Effect;

(f) the Company shall have delivered to Buyer a copy of approval(s) from the Arizona Department of Health Services and any other applicable Governmental Entity, for the transactions contemplated hereby and the transfer of ownership of the Company and in the Marijuana Permits, which approval(s) shall, as determined by Buyer in its reasonable discretion, be free of any uncured regulatory violations (the “Arizona Transaction Approval”); and

(g) Buyer shall not have sent a notice of termination or otherwise terminated either the 203 Arizona Purchase Agreement or the Virginia Purchase Agreement, and none of Cannabist or the sellers thereunder shall have breached any provisions thereof in any material respect.

Section 7.3 Conditions to Obligations of the Company, Cannabist and the Members. The obligations of the Company, Cannabist and the Members to consummate the transactions contemplated hereby shall be subject to the fulfillment or Cannabist’s waiver, at or prior to the Closing, of each of the following conditions:

(a) the representations and warranties set forth in Article IV shall be true and correct in all material respects as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that any such representations and warranties that are made as of a specified date shall be true and correct only as of such date);

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement and the agreements contemplated hereby to be performed or complied with by them prior to or on the Closing Date; and

(c) Buyer (or its Affiliates) shall have delivered each of the closing deliverables set forth in Section 2.5(c).

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) By the mutual written consent of Cannabist and Buyer;

(b) By Buyer upon written notice to Cannabist if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by the Company or the Members pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by the Company or the applicable Members within 15 calendar days of Cannabist’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions cannot be, fulfilled by September 30, 2024 (the “Outside Date”), unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(c) By Cannabist upon written notice to Buyer if the Company, Cannabist and the Members are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in, or failure to perform any representation, warranty, covenant, or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy, or failure has not been cured by Buyer within 15 calendar days of Buyer’s receipt of written notice of such breach from Cannabist; provided, that in the event of a breach of Section 2.5(c)(i), this Agreement may be terminated by Cannabist immediately upon delivery of written notice of such breach to Buyer.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article VIII, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except:

(a) as set forth in this Article VIII and Article IX;

(b) Cannabist, the Company and the Members (on a joint and several basis) shall repay the Deposit to Buyer in immediately available funds within one (1) Business Day of the date of termination; and

(c) that nothing herein shall relieve any Party from liability for any fraud, intentional misrepresentation, willful misconduct, or willful breach of any provision of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Cannabist, in its individual capacity and as the Member representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by or on behalf of the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 9.2 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered or sent by email (with hard copy to follow) or the next Business Day when sent by reputable overnight express courier (charges prepaid) to the addresses indicated below (unless another address is specified in writing):

Notices to the Company, Members or Cannabist:

c/o The Cannabist Company Holdings Inc.

321 Billerica Road

Chelmsford, MA 01824

Attn: Jonathan Gothorpe

Email: jonathan.gothorpe@cannabistcompany.com

with a copy (which will not constitute notice) to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attention: Erica Rice

Email: erice@foleyhoag.com

Notices to Buyer: Verano Holdings Corp. 224 W. Hill St., Suite 400 Chicago, Illinois 60610 Attn:George Archos, Chairman and CEO Email: George.archos@verano.com	with a copy to (which shall not constitute notice): Verano Holdings Corp. 224 W. Hill St., Suite 400 Chicago, Illinois 60610 Attn: Darren Weiss, President Email: Darren.weiss@verano.com

Section 9.3 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated (including by operation of Law) by the Company, Cannabist or the Members without the prior written consent of Buyer or by Buyer without the prior written consent of Cannabist; provided, that Buyer may, without the consent of any Person, assign in whole or in part its rights and obligations pursuant to this Agreement to (a) one or more of their Affiliates, (b) any purchaser of all or substantially all of Buyer, whether by merger, asset purchase, equity purchase or otherwise and (c) any of their financing sources as collateral security. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each Party and each Party’s successors and permitted assigns.

Section 9.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 9.5 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including” herein shall mean “including without limitation”. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. The Parties and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. This Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations and no Person has any special relationship with another Person that would justify any expectation beyond that of an ordinary buyer and an ordinary seller in an arm’s-length transaction.

Section 9.6 Entire Agreement. All Schedules attached hereto or referred to herein and the recitals to this Agreement are each hereby incorporated in and made a part of this Agreement. This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way (including the letter of intent with respect to the transactions contemplated hereby), provided, that the covenants contained in Section 6.7 shall not supersede any covenants contained in any other agreement between Cannabist or a Member and any of the Buyer Group, but instead shall coexist with, and be enforceable independent of, any such similar covenants.

Section 9.7 Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 9.8 Governing law; Waiver of Jury Trial; Arbitration. The Law of the state of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the state of Delaware. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES HEREUNDER.

Subject to Section 9.9 below, and except for the dispute resolution provisions set forth in Section 2.4 (Post-Closing Adjustments), the Parties agree to submit all disputes, claims or controversies concerning this Agreement to neutral, binding arbitration at JAMS, pursuant to the JAMS Arbitration Administrative Policies and, unless otherwise agreed in writing by the parties, to the applicable JAMS Arbitration Rules and Procedures. Any such arbitration shall take place in Chicago, Illinois. For cases proceeding under the JAMS Comprehensive Rules, the parties agree that the Expedited Procedures set forth in Rules 16.1 and 16.2 shall be employed. The arbitration shall be conducted by a single arbitrator selected from the JAMS roster of arbitrators. The arbitrator shall be selected through a mutual strike process administered by JAMS if Buyer and Cannabist cannot agree on the selection of a mutually agreeable arbitrator from the JAMS roster. The discovery in any such arbitration shall be reasonably limited by the arbitrator to effectuate the customary goals of arbitration to achieve cost-efficient resolution of disputes. The award of the arbitrator shall be final and binding upon the parties and shall not be appealed from or contested in any court. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction. By entering into this Agreement, and subject to Section 9.9 below, the Parties knowingly and voluntarily waive their right to submit any dispute to the federal or state courts of any jurisdiction.

Section 9.9 Specific Performance. Each Party acknowledges and affirms that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in Section 9.8), in addition to any other remedy to which such Person may be entitled, at law or in equity.

Section 9.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of Buyer Indemnified Parties who are express third-party beneficiaries hereunder and entitled to enforce certain obligations hereunder).

Section 9.11 Schedules. Except as otherwise provided in the Schedules attached hereto (the “Schedules”), all capitalized terms used therein shall have the meanings assigned to them in this Agreement. The inclusion of any information in the Schedules will not be deemed an admission or acknowledgment that such information is required to be listed in the Schedules or that such items are material. The Schedules are arranged in sections corresponding to the sections contained in this Agreement merely for convenience, and the disclosure of an item in one section of the Schedules as an exception to a particular covenant, agreement, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, agreements, representations and warranties to the extent that the relevance of such item to such other covenants, agreements, representations or warranties is reasonably apparent on its face without independent knowledge of the reader by the presence of an appropriate cross-reference thereto or other appropriate means.

Section 9.12 Cannabist Member Representative Appointment.

(a) By executing this Agreement, each Member shall have irrevocably authorized and appointed Cannabist as such Person’s representative and attorney-in-fact to act on behalf of such Person with respect to this Agreement and the agreements contemplated hereby and to take any and all actions and make any decisions required or permitted to be taken by Cannabist pursuant to this Agreement or the agreements contemplated hereby, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) agree to, negotiate, enter into settlements and compromises of, and comply with Orders or otherwise handle any other matters described herein;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with Orders with respect to claims for indemnification made by any Buyer Indemnified Party pursuant to Article VI;

(iv) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VI;

(v) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and any agreement contemplated hereby;

(vi) make all elections or decisions contemplated by this Agreement and any agreement contemplated hereby;

(vii) engage, employ, or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Cannabist in complying with its duties and obligations; and

(viii) take all actions necessary or appropriate in the good faith judgment of Cannabist for the accomplishment of the foregoing.

(b) Cannabist shall be entitled to recover any expenses and fees incurred in connection with its appointment pursuant to this Section 9.12 from the Members on a joint and several basis.

(c) Buyer shall be entitled to deal exclusively with Cannabist on all matters relating to this Agreement (including Article VI) and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Member by Cannabist, and on any other action taken or purported to be taken on behalf of any Member by Cannabist, as being fully binding upon such Person. Notices or communications to or from Cannabist shall constitute notice to or from each Member. Any decision or action by Cannabist hereunder, including any agreement between Cannabist and Buyer relating to the defense, payment, or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Members and shall be final, binding and conclusive upon each such Person. No Member shall have the right to object to, dissent from, protest, or otherwise contest the same. The provisions of this Section 9.12(c), including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest, and shall not be terminated by any act of any one or more Members, or by operation of Law, whether by death or other event.

(d) Cannabist may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Members according to each Member’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Cannabist resign or be removed without the Majority Holders having first appointed a new Member representative who shall assume such duties immediately upon the resignation or removal of Cannabist. In the event of the incapacity, resignation or removal of Cannabist, a new Member representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Member representative shall be sent to Buyer, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Buyer; provided, that until such notice is received, Buyer shall be entitled to rely on the decisions and actions of Cannabist as described in Section 9.12(a).

(e) Cannabist shall not be liable to the Members for Proceedings taken pursuant to this Agreement, except to the extent such Proceedings shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct, or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Cannabist shall be conclusive evidence of good faith). The Members shall severally and jointly indemnify and hold harmless Cannabist from and against, compensate it for, reimburse it for and pay any and all Losses, liabilities, claims, Proceedings, damages, and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Member representative under this Agreement.

Section 9.13 Excluded Claims. While certain states in the United States have adopted Laws that authorize certain activities with relation to cannabis and marijuana, 21 USC §841(A)(I) of the United States Federal Controlled Substances Act 21 USC §811 (“CSA”) continues to make the manufacture, distribution, or possession with intent to distribute cannabis illegal under United States Federal Law. The United States Federal Government regulates cannabis possession and use through the CSA, which classifies marijuana as a Schedule I controlled substance. United States Federal Law prohibits physicians from dispensing a Schedule I controlled substance, including marijuana, by prescription. The CSA makes it a crime, amongst other things, to possess and use marijuana even for medical reasons. The United States Supreme Court recognized the authority of the United States Federal Government to prohibit marijuana for all purposes even medical ones, despite valid state Laws authorizing the medical use of marijuana. Therefore, even though these certain states authorize the cultivation, distribution, and sale of medical marijuana, this in no way impairs the ability of the United States Federal Government to seek civil and criminal sanctions against any individual or entity that, in any manner contemplated by the CSA, participates in a state legalized marijuana business. Any asserted claim or demand, arising specifically related to any United States Federal Law relating specifically and only to marijuana in any fashion, whether by cultivation, production, distribution, sale or otherwise, by any Person, whether based on contract, tort, implied or express warranty, strict liability criminal or civil statute, ordinance or regulation, common Law or otherwise, relating to or arising out of any of the foregoing matters or issues, including without limitation any enforcement of United States Federal Laws or statutes (and any related administrative rules or regulations), whether now or hereinafter existing, to the extent not consistent with applicable state Laws, is referred herein as an “Excluded Federal Claim”. The foregoing means that each of the Parties could be subject to civil forfeiture of assets or could face criminal penalties. Additionally, the foregoing means that all of the representations and warranties made herein with respect to compliance with any Law are specifically qualified and limited by the fundamental nature of the Parties’ business which is not in compliance with Federal Cannabis Laws and, for the avoidance of doubt, no Proceeding may be brought by any Party arising in connection with an Excluded Federal Claim.

*  *  *  *  *

Each of the undersigned has caused this Equity Purchase Agreement to be duly executed as of the date first above written.

MEMBERS

COLUMBIA CARE - ARIZONA, TEMPE, L.L.C.

By:	/s/ David Hart
Name: David Hart
Title: President

/s/ Thomas Allison
Thomas Allison

CANNABIST

THE CANNABIST COMPANY HOLDINGS INC.

By:	/s/ David Hart
Name: David Hart
Title: CEO

CC VA

CC VA HOLDCO LLC

By:	/s/ David Hart
Name: David Hart
Title: President

COMPANY

SALUBRIOUS WELLNESS CLINIC, INC.

By:	/s/ David Hart
Name: David Hart
Title: CEO

[Signature Page to the Equity Purchase Agreement]

BUYER:

VERANO ARIZONA, LLC

By:	/s/ George Archos
Name: George Archos
Title: Chief Executive Officer

[Signature Page to the Equity Purchase Agreement]

EXHIBIT A

Form of Landlord Estoppel Certificate

See attached.

EXHIBIT B

Form of Transition Services Agreement

See attached.

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